Exhibit 10.16

EXECUTION VERSION

RENEW POWER PRIVATE LIMITED

as Issuer

HSBC BANK USA, NATIONAL ASSOCIATION

as Trustee

AXIS TRUSTEE SERVICES LIMITED

as Security Trustee

INDENTURE

Dated as of January 29, 2020

5.875% SENIOR SECURED NOTES DUE 2027

i

EXHIBIT A	A-1

FORM OF GLOBAL NOTE	A-1

EXHIBIT B	B-1

FORM OF CERTIFICATE OF TRANSFER	B-1

EXHIBIT C	C-1

FORM OF CERTIFICATE OF EXCHANGE	C-1

EXHIBIT D	D-1

FORM OF THE APPOINTMENT LETTER	D-1

EXHIBIT E	E-1

DESCRIPTION OF THE ORIGINAL COLLATERAL	E-1

INDENTURE dated as of January 29, 2020 between ReNew Power Private Limited, a limited liability company incorporated under the laws of India (the “Issuer”), HSBC Bank USA, National Association, as trustee (the “Trustee”), and Axis Trustee Services Limited, as security trustee (the “Security Trustee”).

The Issuer, the Trustee and the Security Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes and any Additional Notes (as defined herein) issued under this Indenture (collectively, the “Notes”).

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

“2019 Green Bonds” means US$300 million 6.45% green bonds issued by the Issuer in September, 2019, and listed on the SGX-ST.

“ACR Test Date” means the First ACR Test Date or any Subsequent ACR Test Date.

“Additional Collateral Amounts” means any amounts that are deposited in the Escrow Account from time to time pursuant to the Security Coverage Ratio being less than 1.0 as of any SCR Test Date and/or the Asset Coverage Ratio being less than the Required Asset Coverage Ratio as of any ACR Test Date.

“Adjusted Consolidated Net Income” means, with respect to any Person for any period, Consolidated Net Income:

plus, to the extent such amount was deducted in calculating such net income,

(1)

depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Consolidated Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period);

(2)	less all non-cash items increasing Consolidated Net Income (other than the accrual of revenues in the ordinary course of business); and

(3)

less the difference between (x) changes in trade receivables and (y) changes in trade payables, where “change” is, in each case, calculated based on (i) the value of such trade receivables and trade payables, as the case may be, as of the date of the most recent consolidated quarterly balance sheet of the Issuer (the “Latest Balance Sheet Date”) minus (ii) the value of such trade receivables and trade payables, as the case may be, as of the date of the consolidated quarterly balance sheet of the Issuer immediately prior the Latest Balance Sheet Date.

“Acquired Indebtedness” means (x) Indebtedness of a Person which is engaged in a Permitted Business, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary or (y) Indebtedness of a Restricted Subsidiary assumed or Incurred in connection with an Asset Acquisition by the Issuer or any Restricted Subsidiary whether or not Incurred in connection with, or in contemplation of, the Person merging with or into the Issuer or such Restricted Subsidiary or becoming a Restricted Subsidiary; provided that any such Indebtedness under (y) (which is Incurred in order to finance the acquisition of any such Person which becomes a Restricted Subsidiary) is Incurred no earlier than thirty (30) days prior to the Incurrence of any such related Indebtedness under (x) which is existing at the time such Person becomes a Restricted Subsidiary.

“Additional Notes” means additional Notes issued under this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, Transfer Agent, Paying Agent or additional paying agent.

“Aggregate Permitted Pari Passu Secured Indebtedness” means, at the given point of time, the aggregate outstanding amount payable by the Issuer in relation to (i) the Notes (including Additional Notes) and (ii) any Permitted Pari Passu Secured Indebtedness secured by all or any part of the Collateral, and shall include any interest (howsoever described), default interest (howsoever described and wherever applicable), fees, costs, charges, expenses or other amounts, to the extent that such amounts are secured by the Collateral.

“Anti-Layering Indebtedness” means Indebtedness Incurred by the Issuer or any Restricted Subsidiary which Indebtedness is not secured over any Project Assets and the instrument which constitutes such Indebtedness does not provide for security to be created over Project Assets.

“Amortization Amount” means an amount of Notes equal to 40.0% of the principal amount of Notes which are outstanding immediately prior to the Mandatory Redemption Date.

“Applicable Law” means law or regulation including, but not limited to: (a) any domestic or foreign statue or regulation; (b) any rule or practice of any Authority with which the Issuer or Agent is bound or accustomed to comply; and (c) any agreement entered into by the Issuer or Agent and any Authority or between any two or more Authorities.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the sum of (I) the product of (x) the excess of (a) the present value at such redemption date of the redemption price of such Note at July 29, 2022 (such redemption price being set forth in the table set forth in Section 3.07(c)), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such Note, and (y) 0.60, and (II) the present value at such redemption date of all required remaining scheduled interest payments that would otherwise be due to be paid on such Note during the period between the redemption date and July 29, 2022 (but excluding accrued and unpaid interest, if any, to (but not including) the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC that apply to such transfer or exchange.

“Asset Acquisition” means (i) an Investment by the Issuer or any of the Restricted Subsidiaries in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged into or consolidated with the Issuer or any of the Restricted Subsidiaries, or (ii) an acquisition by the Issuer or any of the Restricted Subsidiaries of the property and assets of any Person (other than the Issuer or Restricted Subsidiary) that constitute substantially all of a division or line of business of such Person.

“Asset Coverage Ratio” means, at the given point of time, the ratio of the fair market value of the Project Collateral to the aggregate outstanding principal amount of the Notes (including the Additional Notes).

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction and including any sale or issuance of the Capital Stock of any of the Restricted Subsidiaries) in one transaction or a series of related transactions by the Issuer or any of the Restricted Subsidiaries to any Person; provided that “Asset Sale” shall not include:

(1)	the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business;

(2)	Restricted Payments permitted to be made under Section 4.07 or any Permitted Investment;

(3)	sales, transfers or other dispositions of assets with a Fair Market Value not in excess of 2.0% of Total Assets (or the Dollar Equivalent thereof);

(4)

any sale or other disposition of damaged, worn-out or obsolete or permanently retired assets (including the abandonment or other disposition of property that is no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);

(5)	any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien not prohibited by this Indenture;

(6)	a transaction covered by Section 4.16 or Section 5.01;

(7)

any sale, transfer or other disposition of any assets by the Issuer or any of the Restricted Subsidiaries (including the sale or issuance by the Issuer or any of the Restricted Subsidiaries of any Capital Stock of any Restricted Subsidiary), to the Issuer or any of the Restricted Subsidiaries;

(8)

any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;

(9)	any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;

(10)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(11)	the sale or other disposition of cash or Temporary Cash Equivalents;

(12)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)	transfers resulting from any casualty or condemnation of property;

(14)	dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;

(15)	the unwinding of any Hedging Obligation;

(16)

the sale, transfer or other disposition of Capital Stock of a Restricted Subsidiary to an offtaker or an Affiliate of an offtaker of a project owned and operated by the Issuer or a Restricted Subsidiary;

(17)

the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project; and

(18)

any Permitted Capital Stock Asset Sale; provided that, if pro forma for the consummation of any such Permitted Capital Stock Asset Sale, the Restricted Group would not have at least 3.5 GWs of Operating Project Assets remaining, then such Permitted Capital Stock Asset Sale shall not be excluded from the definition of “Asset Sale” pursuant to this clause (18).

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Authority” means any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign.

“Bankruptcy Law” means the United States Bankruptcy Code of 1978 or any similar U.S. federal or state law for the relief of debtors.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or any circular resolution passed in accordance with the relevant Companies Law of India.

“Book-Entry Interest” means a beneficial interest in a Global Note held through and shown on, and transferred only through, records maintained in book-entry form by DTC.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of Delhi, New York, Hong Kong, London, Mumbai and Singapore.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Ind-AS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CCD Indebtedness Election” means, with respect to any CCDs, the irrevocable election by the Issuer (which election shall be evidenced by way of a notice to be delivered by the Issuer to the Trustee) to treat one or more series of CCDs as an incurrence of Indebtedness at the time of such election (in an amount equal to the outstanding amount of such series of CCDs at the time of such election) and to treat such series of CCDs as “Indebtedness” for all purposes under this Indenture from the time of such election, including, but not limited to, for purposes of complying with Section 4.07 upon repayment of any such CCDs (including accrued interest thereon).

“CCDs” means debentures which are compulsorily convertible into Common Stock of the Issuer or any Restricted Subsidiary.

“CFO Certificate” means the First CFO Certificate or any Subsequent CFO Certificate.

“Change of Control” means the occurrence of any of the following events:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of either (a) the Issuer or (b) the Restricted Group, in either case to any “person” (within the meaning of Section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of (i) the Issuer or (ii) the Restricted Group, in either case required by applicable law, rule, regulation or order, will constitute a Change of Control under this definition);

(2)

the Issuer consolidates with, or merges with or into, any Person (other than with or into one or more Permitted Holders), or any Person (other than one or more Permitted Holders) consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Issuer; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Issuer (other than a liquidation or dissolution of the Issuer undertaken in compliance with Section 5.01).

“Change of Control Offer” has the meaning assigned to that term in Section 4.16(a).

“Change of Control Triggering Event” means the occurrence of a Change of Control and a Rating Decline.

“Collateral” means, collectively, (i) the Original Collateral over which a Lien has been created in compliance with the conditions as set forth in Article 10 and Exhibit E; and (ii) on and from the date of creation of any Lien in compliance with the conditions as set forth in Article 10, the relevant assets, properties or investments over which a Lien has been created (including the Additional Collateral and ACR Project Collateral), and, in each case, excluding any assets, properties or investments over which a Lien has been released in compliance with the conditions as set forth in Article 10, on and from the date of such release.

“Collateral Documents” means the deed(s) of hypothecation (including related powers of attorney), indenture(s) of mortgage and/or memorandum(s) of entry and declaration(s) and share pledge agreements (including related powers of attorney) and other documents executed or to be executed for creation of a Lien over the Collateral to secure the Notes.

“Collateral Project” means any project of the Issuer, not less than 50% of the capacity of which has been commissioned.

“Collateral Release Certificate” means a certificate from the chief financial officer of the Issuer indicating the Issuer’s intention to undertake a release of all or any part of the Pledge Collateral and/or the Project Collateral (which is not Original Project Collateral) and/or to withdraw any Additional Collateral Amounts from the Escrow Account setting out the Security Coverage Ratio (which will be at least 1.0) and, if applicable, the Asset Coverage Ratio (which will be at least the Required Asset Coverage Ratio), in each case calculated as of the relevant Collateral Release Date based on the Issuer’s most recent semi-annual financial statements (audited or unaudited) for the semi-annual period ending on such Collateral Release Date.

“Collateral Release Date” means any date falling at the end of the semi-annual period, in respect of which the Issuer provides to the Trustee and the Security Trustee a Collateral Release Certificate.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Collateral” means all Collateral (other than the interest service reserve account created pursuant to the Escrow Account Agreement and the amounts deposited in such account).

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Person for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(a)	any expenses in relation to Hedging Obligations;

(b)	Consolidated Interest Expense and finance costs;

(c)	income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);

(d)

depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Consolidated Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income (other than the accrual of revenues in the ordinary course of business);

(e)	any losses arising from the acquisition of any securities or extinguishment, repurchase, cancellation or assignment of Indebtedness, less any gains arising from the same; and

(f)

any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same, all as determined on a consolidated basis in conformity with Ind-AS.

“Consolidated Indebtedness” means, as of any date of determination, the aggregate amount (without duplication) of (a) Indebtedness of the Issuer on such date on a consolidated basis, plus (b) an amount equal to the greater of the liquidation preference or the maximum fixed redemption or repurchase price of all Disqualified Stock of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with Ind-AS.

“Consolidated Interest Expense” means, with respect to any Person for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with Ind-AS for such period of such Person and its Restricted Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by such Person and its Restricted Subsidiaries, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is Guaranteed by, or secured by a Lien on any asset of, such Person and its Restricted Subsidiaries, and (7) any capitalized interest (other than in respect of Subordinated Shareholder Debt and Restricted Subsidiary Shareholder Debt, as the case may be).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of (i) the net income (prior to any adjustments made to account for minority interests in Restricted Subsidiaries of such Person), plus (ii) any interest income of such Person for such period, plus (iii) to the extent that a CCD Indebtedness Election has not been made in relation to a particular series of CCDs, any interest expense on such series of CCDs for such period, and (iv) to the extent that a Preferred Stock Indebtedness Election has not been made in relation to a particular series of Preferred Stock, any interest expense on such series of Preferred Stock for such period, in each case on a consolidated basis as determined in accordance with Ind-AS; provided that:

(1)

the net income (or loss) of any other Person that is not a Restricted Subsidiary of the relevant Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the relevant Person or any of its Restricted Subsidiaries;

(2)	the cumulative effect of a change in accounting principles will be excluded; and

(3)	any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Consolidated Net Leverage Ratio” means, with respect to the Restricted Group as of any date of determination, the ratio of:

(1)	Consolidated Indebtedness on such date (net of cash and Temporary Cash Equivalents), to;

(2)

Consolidated EBITDA for the then most recently concluded period of four quarterly fiscal periods for which financial statements (which may be internal management accounts) are available (the “Reference Period”);

provided, however, that in making the foregoing calculation:

(a)

acquisitions of any Person, business or group of assets that constitutes an operating unit or division of a business that have been made by the Restricted Group, including through mergers, consolidations, amalgamations or otherwise, or by any acquired Person, and including any related financing transactions and including increases in ownership of, or designations of, Restricted Subsidiaries (including Persons who become Restricted Subsidiaries as a result of such increase), during the Reference Period or subsequent to such Reference Period and on or prior to the date on which the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Calculation Date”) (including transactions giving rise to the need to calculate such Consolidated Net Leverage Ratio) will be given pro forma effect as if they had occurred on the first day of the Reference Period;

(b)

the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with Ind-AS, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Net Leverage Ratio), will, in each case, be excluded;

(c)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such Reference Period; and

(d)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated EBITDA associated therewith, the pro forma calculation shall be based on the Reference Period immediately preceding the calculation date. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary on such date.

“Consolidated Net Worth” means, as of any date, the sum of:

(1)	the total equity of the Restricted Group as of such date; plus

(2)	the total amount of outstanding CCDs of the Issuer and Subordinated Shareholder Debt; plus

(3)

the respective amounts reported on the Restricted Group’s consolidated balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment.

“Corporate Trust Office” means the office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 452 Fifth Avenue, New York, NY 10018, United States of America, Attention: Client Service Delivery, facsimile number +1 212 525 1300, Email: CTLANYDealManagement@us.hsbc.com, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07, substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Changes in Amount of Interests in the Global Note” attached thereto.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, in each case to the extent such event occurs:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3)

is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by Section 4.07.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“EBITDA” means earnings before interest, tax, depreciation and amortization, including such adjustments as appropriate and consistent with the adjustments set forth in the definition of “Consolidated EBITDA”.

“ECB Regulations” means the Foreign Exchange Management Act, 1999, as amended, the Foreign Exchange Management (Borrowing and Lending) Regulations, 2018, as amended, the Foreign Exchange Management (Transfer or Issue of any Foreign Security) Regulations, 2004, as amended, Master Direction on ‘External Commercial Borrowings, Trade Credits and Structured Obligations’ dated March 26, 2019 issued by the Reserve Bank of India (as amended and replaced from time to time), and any other directions, notifications and circulars issued in connection with the same, and other applicable Indian laws in connection herewith.

“Equity Interests” means Capital Stock (other than Disqualified Stock) and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock (other than Disqualified Stock)).

“Equity Offering” means a public or private sale either (1) of Equity Interests or CCDs of the Issuer or any Restricted Subsidiary by the Issuer or any Restricted Subsidiary (other than Disqualified Stock and other than to a Subsidiary of the Issuer) or (2) of Equity Interests or CCDs of a direct or indirect parent entity of the Issuer (other than to the Issuer or a Subsidiary of the Issuer) to the extent that the net proceeds therefrom are contributed (i) to the common equity capital of the Issuer or (ii) for Preferred Stock or CCDs of the Issuer.

“Escrow Account Agreement” means the escrow account agreement to be executed by, inter alia, the Issuer, the Security Trustee and an account bank for establishing and maintaining an escrow account for deposit of the receivables in relation to the SECI II Project and an interest service reserve account.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exclusive Collateral” means the interest service reserve account created pursuant to the Escrow Account Agreement and the amounts deposited in such account.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer or confirmed in an Officer’s Certificate (unless otherwise provided in this Indenture), whose determination shall be conclusive if evidenced by a Board Resolution or a determination by an executive officer of the Issuer.

“First ACR Test Date” means the Security Creation Date.

“Fitch” means Fitch Inc. and its successors and assigns.

“Global Note Legend” means the legend set forth in Section 2.07(f)(2), which is required to be placed on the Global Notes issued under this Indenture.

“Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes, collectively.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“GW” means gigawatt.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name a Note is registered in the Register.

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that (1) any Indebtedness and Disqualified Stock of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary, and (2) the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the

Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Ind-AS” means Indian Accounting Standards as in effect from time to time; provided that, except with respect to the annual and half-yearly reports to be provided pursuant to Section 4.03, the adoption of Ind-AS 116 – Leases shall not be taken into account.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)	all Capitalized Lease Obligations and Attributable Indebtedness;

(5)

all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(6)	all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person;

(7)

all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations,

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (7) above) would appear as a liability on the Person’s consolidated balance sheet (excluding the footnotes thereto) prepared in accordance with Ind-AS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)

the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Ind-AS;

(2)

money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3)

the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

Notwithstanding the foregoing or any other provision of this Indenture, each of (i) Intra-Restricted Group Indebtedness, (ii) Subordinated Shareholder Debt, (iii) any series of CCDs with respect to which the Issuer has not made a CCD Indebtedness Election, (iv) any series of Preferred Stock with respect to which the Issuer has not made a Preferred Stock Indebtedness Election, (v) Permitted Non-Indemnified Non-Subsidiary Beneficiary Guarantees, (vi) Permitted Indemnified Non-Subsidiary Beneficiary Guarantees, (vii) Indebtedness Incurred by the Issuer or any Restricted Subsidiary with a maturity of one year or less for working capital in an aggregate principal amount at any one time outstanding (together with refinancings thereof) of all Indebtedness not to exceed US$100.0 million (or the Dollar Equivalent thereof) and (viii) Restricted Subsidiary Shareholder Debt, in each case, will not constitute Indebtedness.

“Indenture” means this Indenture, as the same may be amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Payment Date” means January 29 and July 29 of each year, commencing on July 29, 2020; provided that the last interest payment will be made on the Maturity Date.

“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Intermediary Holdco EBITDA” means consolidated EBITDA of the Restricted Subsidiaries for the then most recently concluded period of four quarterly fiscal periods (for which financial statements, which may be internal management accounts, are available) which does not comprise either Operating Projects EBITDA or Non-Operating Projects EBITDA.

“Intermediary Holdco Indebtedness” means Indebtedness of any of the Restricted Subsidiaries which is not secured over any Project Assets and the instrument which constitutes such Indebtedness does not provide for security to be created over Project Assets.

“Investment Grade” means a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “-” indication, or an equivalent rating representing one of the four highest Rating Categories, by S&P or Fitch or any of their respective successors or assigns, or a rating of “Aaa,” or “Aa,” “A” or “Baa,” as modified by a “1,” “2” or “3” indication, or an equivalent rating representing one of the four highest Rating Categories, by Moody’s or any of its successors or assigns, or a rating of “AAA,” “AA,” “A,” “BBB,” as modified by a “+” or “-” indication, or an equivalent rating representing one of the four highest Rating

Categories or the equivalent ratings of any internationally recognized rating agency or agencies, as the case may be, which shall have been designated by the Issuer as having been substituted for S&P, Moody’s or Fitch or two or three of them, as the case may be.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Ind-AS. If the Issuer or any of the Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer or such Restricted Subsidiary, the Issuer or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s or such Restricted Subsidiary’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c). The acquisition by the Issuer or any of the Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with the Issuer or any of the Restricted Subsidiaries (including its or their assets) or the assets of the Issuer or any of the Restricted Subsidiaries forming all or a part of the assets of such infrastructure investment trust.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Measurement Date” means September 12, 2019.

“Maturity Date” means March 5, 2027.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“MW” means megawatt.

“Nationally Recognized Statistical Rating Organization” has the meaning assigned to that term in Section 3(a)(62) of the Exchange Act.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2)	provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer;

(3)

payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4)

appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Ind-AS and reflected in an Officer’s Certificate delivered to the Trustee.

“Non-Collateral Assets” means the assets, properties and investments (whether in the form of shares, securities or otherwise), other than the Collateral, over which a Lien has been created to secure any Permitted Pari Passu Secured Indebtedness (other than Additional Notes).

“Non-Material Restricted Subsidiary” means any Person whose revenue and EBITDA accounted for less than 10.0% of the consolidated revenue and Consolidated EBITDA, respectively, of the Issuer for the then most recently concluded period of four quarterly fiscal periods for which financial statements (which may be internal management accounts) are available.

“Non-Operating Project Assets” means any project assets for use in a Permitted Business and which have not been operational for a period of at least twelve (12) months as of the end of the most recent quarterly period for which financial statements (which may be internal management accounts) are available.

“Non-Operating Projects EBITDA” means Consolidated EBITDA for the then most recently concluded period of four quarterly fiscal periods for which financial statements (which may be internal management accounts) are available; provided, however, that for the purposes of this definition of “Non-Operating Projects EBITDA,” Consolidated EBITDA, and each relevant definition referred to therein, shall be with respect to the relevant Non-Operating Project Assets, after making such adjustments as are appropriate and consistent with the adjustments set forth in the definition of “Consolidated EBITDA.”

“Non-Operating Projects Indebtedness” means Indebtedness Incurred by the Restricted Group where such Indebtedness is secured over Non-Operating Project Assets or the instrument which constitutes such Indebtedness provides for security to be created over Non-Operating Project Assets within a determinable timeframe or as soon as reasonably practicable.

“Non-Subsidiary Beneficiary Guarantee” means any Guarantee by the Issuer or any of the Restricted Subsidiaries of any Indebtedness of a Person (other than the Issuer or a Subsidiary of the Issuer).

“Note Custodian” means HSBC Bank USA, National Association, until a successor replaces it, and thereafter means the successor serving hereunder.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum of the Issuer dated January 21, 2020 in connection with the offering of the Notes.

“Officer” means one of the directors or executive officers of the Issuer.

“Officer’s Certificate” means a certificate signed by one of the directors or officers or any other duly authorized person of the Issuer or, in the case of a Restricted Subsidiary, one of the directors or officers or any other duly authorized person of such Restricted Subsidiary.

“Operating Project Assets” means any project assets for use in a Permitted Business and which have been operational for a period of at least twelve (12) months as of the end of the most recent quarterly period for which financial statements (which may be internal management accounts) are available.

“Operating Projects EBITDA” means Consolidated EBITDA for the then most recently concluded period of four quarterly fiscal periods for which financial statements (which may be internal management accounts) are available; provided, however, that for the purposes of this definition of “Operating Projects EBITDA,” Consolidated EBITDA, and each relevant definition referred to therein, shall be with respect to the relevant Operating Project Assets, after making such adjustments as are appropriate and consistent with the adjustments set forth in the definition of “Consolidated EBITDA.”

“Operating Projects Indebtedness” means Indebtedness of the Restricted Group which is secured over Operating Project Assets or the instrument which constitutes such Indebtedness provides for security to be created over Operating Project Assets within a determinable timeframe or as soon as reasonably practicable; provided, however, that, the amount of Indebtedness Incurred by the Issuer or any Restricted Subsidiary which shall constitute Operating Projects Indebtedness will be equal to the lesser of (x) the book value (net of amortization) of the Operating Project Assets securing (or to secure) such Indebtedness and (y) the amount of such Indebtedness secured over Operating Project Assets.

“Operating Projects Net Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum, without duplication, of all outstanding (i) Operating Projects Indebtedness and (ii) Intermediary Holdco Indebtedness, net of consolidated cash and Temporary Cash Equivalents of the Restricted Group as of such date of determination, to (y) the sum of (i) Operating Projects EBITDA and (ii) Intermediary Holdco EBITDA; provided, however, that for the purposes of this definition of “Operating Projects Net Leverage Ratio,” such adjustments as are appropriate and consistent with the adjustments set forth in the definition of “Consolidated Net Leverage Ratio” shall be provided for herein.

“Opinion of Counsel” means a written opinion in form and substance acceptable to the Trustee from external legal counsel selected by the Issuer.

“Original Collateral” means the Original Pledge Collateral and the Original Project Collateral.

“Original Issue Date” means the date on which the Notes are first issued under this Indenture.

“Original Pledge Collateral” means the Collateral described in Part B of Exhibit E.

“Original Project Collateral” means the Collateral described in Part A of Exhibit E.

“Participant” means a Person who has an account with DTC.

“Permitted Business” means any business, service or activity engaged in by the Issuer or any Restricted Subsidiary on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, development, financing, operation and maintenance of renewable power generation or power transmission or distribution facilities as well as any business, service or activity engaged in by the Issuer or any Restricted Subsidiary in relation to electric vehicles and the storage of electricity.

“Permitted Collateral Liens” means:

(1)	Liens in favor of the Security Trustee created pursuant to this Indenture and the Collateral Documents with respect to the Notes (including any Additional Notes);

(2)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with Ind-AS has been made therefor;

(3)	Liens imposed by law, such as suppliers’, carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(4)

survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(5)	Liens existing on the date of this Indenture;

(6)	subject to applicable laws, Liens in favor of the Issuer (including in favor of any trustee or agent on behalf thereof);

(7)	Liens securing Permitted Refinancing Indebtedness which is Incurred to refinance secured Indebtedness;

(8)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9)

Liens incurred or pledges or deposits made in the ordinary course of business (x) to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Issuer, or (y) in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(10)

Liens over the Common Collateral securing Permitted Pari Passu Secured Indebtedness; provided that such Permitted Pari Passu Secured Indebtedness was Incurred under clause (e) of the definition of “Permitted Indebtedness” solely for the purposes of hedging the Issuer’s obligations under the Notes or any Permitted Pari Passu Secured Indebtedness (such Permitted Pari Passu Secured Indebtedness, “Hedging Permitted Pari Passu Secured Indebtedness”); and

(11)

Liens over the Common Collateral securing Permitted Pari Passu Secured Indebtedness (other than Hedging Permitted Pari Passu Secured Indebtedness); provided, that, for so long as the Amortization Amount has not been redeemed by the Issuer in full, then such amount of Permitted Pari Passu Secured Indebtedness secured over the Collateral shall not exceed the difference between (x) US$450.0 million (or the Dollar Equivalent thereof) and (y) the principal amount of the Notes at any one time outstanding.

“Permitted Holders” means any or all of the following:

(1)	all shareholders of the Issuer as of the Original Issue Date;

(2)	any spouse or immediate family member of any of the persons named in clause (1) above;

(3)	any trust established for the benefit of any of the persons referred to in clause (1) or (2) above; and

(4)	any Affiliate of any of the Persons referred to in clause (1), (2) or (3) above.

“Permitted Indemnified Non-Subsidiary Beneficiary Guarantee” means a Non-Subsidiary Beneficiary Guarantee (or any portion thereof) for which there is an enforceable “back-to-back” indemnity or guarantee by one or more of the other shareholders (or any of their affiliates) of the Person for whose Indebtedness such Non-Subsidiary Beneficiary Guarantee is provided, the terms of which will indemnify the Issuer or the relevant Restricted Subsidiary, as the case may be, which provides such Non-Subsidiary Beneficiary Guarantee, for any payment obligations arising under such Non-Subsidiary Beneficiary Guarantee (or any portion thereof); provided that, notwithstanding any other provision of this Indenture, if such “back-to-back” indemnity or guarantee ceases to be provided for the benefit of the Issuer or the relevant Restricted Subsidiary, as the case may be, in relation to such Non-Subsidiary Beneficiary Guarantee, then the entire amount of such Non-Subsidiary Beneficiary Guarantee shall be deemed, at the time such “back-to-back” indemnity or guarantee ceases to be in place or enforceable, to no longer constitute a Permitted Indemnified Non-Subsidiary Beneficiary Guarantee.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any of the Restricted Subsidiaries that is primarily engaged in a Permitted Business;

(2)	any Investment in Temporary Cash Equivalents;

(3)	any Investment by the Issuer or any of the Restricted Subsidiaries in a Person which is engaged in a Permitted Business, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any of the Restricted Subsidiaries;

(4)

Investments in any Person other than the Issuer or a Restricted Subsidiary, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (4) that are at the time outstanding, not to exceed US$50.0 million (or the Dollar Equivalent thereof);

(5)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(6)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(7)

any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)	Investments represented by Hedging Obligations;

(9)

loans or advances to employees made in the ordinary course of business of the Issuer or any of the Restricted Subsidiaries, in an aggregate principal amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(10)	repurchases of Notes;

(11)

pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) made in connection with Liens permitted under Section 4.12 or not prohibited by this Indenture;

(12)

(x) receivables, trade credits or other current assets owing to the Issuer or any of the Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Issuer or such Restricted Subsidiary considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;

(13)

Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided, however, that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Restricted Subsidiary than the Investment being amended, extended, renewed, replaced or refinanced;

(14)

any Investment in the form of equity interests, redeemable preference shares or compulsorily convertible debentures (convertible into common stock) in any Person existing at the time of a sale or issuance of Capital Stock undertaken in compliance with Section 4.20; provided that any subsequent Investment in such Person shall not be permitted under this clause (14) unless (a) such Investment is being made for the purposes of developing a Non-Operating Project Asset and (b) immediately prior to making such subsequent Investment, the Restricted Group has at least 3.5 GWs of Operating Project Assets remaining;

(15)	any Investment consisting of a Minority Investment Guarantee; and

(16)	Guarantees to the extent permitted under Section 4.09.

“Permitted Non-Indemnified Non-Subsidiary Beneficiary Guarantee” means a Non-Subsidiary Beneficiary Guarantee (or any portion thereof) other than a Permitted Indemnified Non-Subsidiary Beneficiary Guarantee, in an aggregate amount not to exceed, together with all other Permitted Non-Indemnified Non-Subsidiary Beneficiary Guarantees that are at the time outstanding, US$100.0 million (or the Dollar Equivalent thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Collateral” means, collectively, (i) the Original Pledge Collateral over which a Lien has been created in compliance with the conditions as set forth in Article 10; and (ii) on and from the date of creation of any Lien in compliance with the conditions as set forth in Article 10, the relevant shares or securities over which a Lien has been created (including the Additional Collateral to the extent it is in the form of shares or securities), in each case excluding any shares or securities over which a Lien has been released in compliance with the conditions as set forth in Article 10, on and from the date of such release.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Preferred Stock Indebtedness Election” means, with respect to any Preferred Stock, the irrevocable election by the Issuer (which election shall be evidenced by way of a notice to be delivered by the Issuer to the Trustee) to treat one or more series of Preferred Stock as an Incurrence of Indebtedness at the time of such election (in an amount equal to the outstanding amount of such series of Preferred Stock at the time of such election) and to treat such series of Preferred Stock as “Indebtedness” for all purposes under this Indenture from the time of such election, including, but not limited to, for purposes of complying with Section 4.07 upon redemption of any such Preferred Stock.

“Project Assets” means both Operating Project Assets and Non-Operating Project Assets.

“Project Collateral” means, collectively, (i) the Original Project Collateral over which a Lien has been created in compliance with the conditions as set forth in Article 10; and (ii) on and from the date of creation of any Lien in compliance with the conditions as set forth in Article 10, the relevant assets, properties and investments (other than any shares or securities) over which a Lien has been created (including the ACR Project Collateral and, to the extent it is not in the form of shares or securities, Additional Collateral), but in the case of (ii) excluding any assets, properties and investments (other than any shares or securities) over which a Lien has been released in compliance with the conditions as set forth in Article 10, on and from the date of such release.

“Project Projection Report” means, with respect to any Person or asset, a project projection report prepared by an internationally recognized accounting firm.

“QIB” means a qualified institutional buyer (as defined in Rule 144A).

“Qualified Relevant Debt” means any present or future Indebtedness of the Issuer in the form of, or represented by, bonds, notes, debentures, loan stock or other securities, which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market, have an original maturity of more than one (1) year from their date of issue and are denominated, payable or optionally payable in a currency other than Rupees or are denominated in Rupees and more than 50.0% of the aggregate principal amount of which is initially distributed outside India by or with the authority of the Issuer, which is not secured over (and for which the instrument which constitutes such Indebtedness does not provide for security to be created over) Project Assets.

“Rating Agencies” means (i) S&P and (ii) Fitch; provided that if S&P or Fitch shall not make a rating of the Notes publicly available, any Nationally Recognized Statistical Rating Organization selected by the Issuer, which shall be substituted for S&P or Fitch or both of them, as the case may be.

“Rating Category” means (i) with respect to S&P or Fitch, any of the following categories: “BB,” “B,” “CCC,” “CC,” “C” and “D” (or equivalent successor categories), (ii) with respect to Moody’s, any of the following categories: “Ba,” “B,” “Caa,” “Ca,” “C” and “D” (or equivalent successor categories); and (iii) the equivalent of any such category of S&P, Moody’s or Fitch used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “-” for S&P and Fitch; “1,” “2” and “3” for Moody’s; or the equivalent gradations for another Rating Agency) will be taken into account (e.g., with respect to S&P, a decline in a rating from “BB+” to “BB,” as well as from “BB-” to “B+,” will constitute a decrease of one gradation).

“Rating Date” means in connection with actions contemplated under the definition of “Change of Control,” that date which is sixty (60) days prior to the earlier of (1) the occurrence of any such actions as set forth therein and (2) a public notice of the occurrence of any such actions.

“Rating Decline” means in connection with actions contemplated under the definition of “Change of Control,” the notification on, or within sixty (60) days after, the earlier of (i) the occurrence of any such actions set forth therein or (ii) a public notice of the occurrence of any such actions by any of the Rating Agencies that such proposed actions will result in any of the events listed below:

(1)	if the Notes are rated by both of the Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by any of the Rating Agencies shall be below Investment Grade;

(2)	if the Notes are rated by one, and only one, of the Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by such Rating Agency shall be below Investment Grade; or

(3)

if the Notes are rated (i) by less than two Rating Agencies and the Notes are rated below Investment Grade by such Rating Agencies on the Rating Date or (ii) below Investment Grade by both of the Rating Agencies on the Rating Date, the rating of the Notes by any Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

“RBI” means the Reserve Bank of India.

“Record Date” means January 14 and July 14 immediately preceding an Interest Payment Date, provided that the Record Date for the last Interest Payment Date will be February 19, 2027.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

“Relevant Financial Statements” means the Issuer’s annual audited financial statements or unaudited semi-annual financial statements for the fiscal year or the semi-annual period, as applicable, ending on a Subsequent SCR Test Date or a Subsequent ACR Test Date.

“Required Asset Coverage Ratio” means (i) if any Additional Notes have been issued and either (a) the proceeds of such Additional Notes are to be utilized in full or in part to redeem the Amortization Amount, or (b) the date of such issuance falls after the date of redemption of the Amortization Amount, 0.65; and (ii) in any other case, 0.50.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means one or more global notes, substantially in the form of Exhibit A, bearing the Regulation S Legend and the Global Note Legend, that will be issued in accordance with Section 2.01 and deposited with or on behalf of and registered in the name of Cede & Co., as nominee of DTC, in an initial amount equal to the principal amount of the Notes initially sold in reliance on Regulation S.

“Regulation S Legend” refers to the legend set forth in Section 2.07(f)(1).

“Restricted Group” means, collectively, the Issuer and the Restricted Subsidiaries.

“Restricted Jurisdiction” means any jurisdiction:

(i)	which is not a member of the Financial Action Task Force (“FATF”) or a member of a FATF-style regional body;

(ii)

whose securities market regulator is not a signatory to the International Organization of Securities Commission’s (IOSCO’s) “Multilateral Memorandum of Understanding (Appendix A Signatories)” or a signatory to a bilateral memorandum of understanding with the SEBI for information sharing arrangements; or

(iii)	which is identified in the public statement of the FATF as:

(a)	a jurisdiction having strategic Anti-Money Laundering or Combating the Financing of Terrorism deficiencies to which counter-measures apply; or

(b)	a jurisdiction that has not made sufficient progress in addressing the deficiencies or has not committed to an action plan developed with the FATF to address the deficiencies.

“Restricted Overseas Person” means (i) a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organization, trust, trustee, executor, administrator or other legal representative) in, or resident in, a Restricted Jurisdiction, and includes a branch of an entity located in a Restricted Jurisdiction; (ii) any multilateral or regional financial institution in which India is not a member country; and (iii) an individual (a) which is not a foreign equity holder (as defined in the ECB Regulations) or (b) if the Notes cease to be listed on a stock exchange (which is not in India).

“Restricted Subsidiary” means any Subsidiary of the Issuer, other than an Unrestricted Subsidiary.

“Restricted Subsidiary Permitted Restricted Payment” means the making of any Restricted Payment by a Restricted Subsidiary in the form of clause (2) or (3)(ii) of the definition of “Restricted Payments”, in an aggregate amount not to exceed the net cash proceeds received by such Restricted Subsidiary from the issuance and sale of its (i) Capital Stock (other than Disqualified Stock) (a “Permitted Capital Stock Asset Sale”) and (ii) CCDs (other than from the issuance and sale of its Capital Stock or CCDs to any other member of the Restricted Group); provided, that, no other member of the Restricted Group may make any such Restricted Payment from the use of any such net cash proceeds.

“Restricted Subsidiary Shareholder Debt” means any indebtedness incurred by a Restricted Subsidiary and owed pro rata to such Restricted Subsidiary’s shareholders in proportion to such shareholders’ respective shareholdings in such Restricted Subsidiary at the time of incurrence of such Restricted Subsidiary Shareholder Debt which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, and (iv) is not secured by a Lien on any assets of the Issuer or any of the Restricted Subsidiaries; provided, however, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Restricted Subsidiary Shareholder Debt, such indebtedness shall constitute an Incurrence of Indebtedness by the applicable Restricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means one or more global notes, substantially in the form of Exhibit A, bearing the Rule 144A Legend and the Global Note Legend, that will be issued in accordance with Section 2.01 and deposited with or on behalf of and registered in the name of Cede & Co., as nominee of DTC, in an initial amount equal to the principal amount of the Notes initially sold in reliance on Rule 144A.

“Rule 144A Legend” refers to the legend set forth in Section 2.07(f)(3).

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Issuer or any of the Restricted Subsidiaries transfers such property to another Person (other than the Issuer or any of the Restricted Subsidiaries) and the Issuer or any of the Restricted Subsidiaries leases it from such Person.

“SCR Test Date” means (i) in relation to the first testing of the Security Coverage Ratio, March 31, 2020; and (ii) in relation to any subsequent testing of the Security Coverage Ratio, the relevant Subsequent SCR Test Date.

“SEBI” means the Securities and Exchange Board of India.

“SEC” means the U.S. Securities and Exchange Commission.

“SECI II Project” means the 250 MW wind power project of the Issuer located in Kutch, Gujarat.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Coverage Ratio” means at the given point of time, the ratio of: (i) the fair market value of the Collateral (including for the avoidance of doubt, the interest service reserve account created pursuant to the Escrow Account Agreement and the amounts deposited in such account), to (ii) the Aggregate Permitted Pari Passu Secured Indebtedness less if a Lien over any Non-Collateral Assets has been created to secure any Permitted Pari Passu Secured Indebtedness (other than Additional Notes), the lower of: (a) the fair market value of such Non-Collateral Assets and (b) such Permitted Pari Passu Secured Indebtedness (which for avoidance of doubt will not include Additional Notes).

“Security Creation Date” means July 31, 2020.

“Security Sharing Agreement” means the security sharing agreement to be executed no later than (i) two (2) months from the date on which a no-dues certificate is received from YES Bank Limited in relation to the letter of credit facility aggregating up to INR12,340,300,000 availed by the Issuer from YES Bank Limited for the SECI II Project; and (ii) July 31, 2020, whichever is earlier, by, among others, the Security Trustee, the hedge counterparties (if any) in relation to the Notes, and lenders of Permitted Pari Passu Secured Indebtedness, in relation to enforcement of security over the Common Collateral described therein and sharing of such enforcement proceeds.

“Senior Indebtedness” means, with respect to any Person, all obligations of such Person, whether outstanding on the Original Issue Date or thereafter created, Incurred or assumed, without duplication, consisting of principal and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all Indebtedness of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, regardless of whether post-filing interest is allowed in such proceeding.

“S&P” means S&P Global Ratings and its successors and assigns.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date such Indebtedness was Incurred, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Shareholder Debt” means any indebtedness that is subordinated in right of payment to the Notes incurred by the Issuer and owed to any of the shareholders of the Issuer which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, and (iv) is not secured by a Lien on any assets of the Issuer; provided, however, that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Shareholder Debt, such indebtedness shall constitute an Incurrence of Indebtedness by the Issuer. Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if the Issuer would be permitted to make such payment under Section 4.07.

“Subsequent ACR Test Date” means each date falling at the end of the fiscal year or, as applicable, the semi-annual period (if closer than (and not co-extensive with) the end of the fiscal year) in which (i) the Amortization Amount is redeemed; or (ii) any Additional Notes are issued.

“Subsequent SCR Test Date” means each date falling: (i) at the end of the most recent fiscal year; or (ii) at the end of the semi-annual period (if closer than (and not co-extensive with) the date set out in (i) above) in which (a) the Amortization Amount is redeemed; (b) any Additional Notes are issued; or (c) any Permitted Pari Passu Secured Indebtedness is Incurred prior to the Amortization Amount being redeemed.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’

agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Target Holdco EBITDA” means consolidated EBITDA of all Target Restricted Subsidiaries which does not comprise either Target Operating Projects EBITDA or Target Non-Operating Projects EBITDA.

“Target Holdco Indebtedness” means Indebtedness Incurred by a Target Restricted Subsidiary where such Indebtedness is not secured over any Project Assets and the instrument which constitutes such Indebtedness does not provide for security to be created over Project Assets.

“Target Non-Operating Project Assets” means all Non-Operating Project Assets of a Target Restricted Subsidiary.

“Target Non-Operating Projects EBITDA” means Consolidated EBITDA for the then most recently concluded period of four quarterly fiscal periods for which financial statements (which may be internal management accounts) are available; provided, however, that for the purposes of this definition of “Target Non-Operating Projects EBITDA,” Consolidated EBITDA, and each relevant definition referred to therein, shall be with respect to the relevant Target Non-Operating Project Assets, after making such adjustments as are appropriate and consistent with the adjustments set forth in the definition of “Consolidated EBITDA.”

“Target Non-Operating Projects Indebtedness” means Indebtedness Incurred by a Target Restricted Subsidiary where such Indebtedness is secured over Non-Operating Project Assets or the instrument which constitutes such Indebtedness provides for security to be created over Non-Operating Project Assets within a determinable timeframe or as soon as reasonably practicable.

“Target Non-Operating Projects Projected EBITDA” means, in relation to any Target Restricted Subsidiary, projected EBITDA of such Person over the twelve (12) month period starting on the first day of the month in which such Target Restricted Subsidiary became operational as outlined in the relevant Project Projection Report.

“Target Operating Project Assets” means all Operating Project Assets of a Target Restricted Subsidiary.

“Target Operating Projects EBITDA” means Consolidated EBITDA for the then most recently concluded period of four quarterly fiscal periods for which financial statements (which may be internal management accounts) are available; provided, however, that for the purposes of this definition of “Target Operating Projects EBITDA,” Consolidated EBITDA, and each relevant definition referred to therein, shall be with respect to the relevant Target Operating Project Assets, after making such adjustments as are appropriate and consistent with the adjustments set forth in the definition of “Consolidated EBITDA.”

“Target Restricted Subsidiary” means a Person which is engaged in a Permitted Business and whereby post any Investment in such Person by the Issuer or any Restricted Subsidiary, such Person becomes a Restricted Subsidiary.

“Taxes” means all taxes, levies, charges, assessments, deductions, withholdings and related liabilities.

“Temporary Cash Equivalents” means any of the following:

(1)

United States dollars, Indian Rupees, Euros or, in the case of the Issuer or any of the Restricted Subsidiaries, local currencies held by the Issuer or such Restricted Subsidiary from time to time in the ordinary course of their Permitted Business;

(2)

direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one (1) year;

(3)

demand or time deposit accounts, certificates of deposit and money market deposits maturing within three hundred and sixty-five (365) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one Nationally Recognized Statistical Rating Organization or (B) is organized under the laws of India and has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than India’s sovereign credit rating by at least one Nationally Recognized Statistical Rating Organization, or (C) is a bank owned or controlled by the government of India and organized under the laws of India;

(4)

repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (2) entered into with a bank or trust company meeting the qualifications described in clause (3) above;

(5)

commercial paper, maturing not more than six (6) months after the date of acquisition thereof, issued by a corporation organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

(6)

securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(7)	any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) to (5) above;

(8)

any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one (1) year from the date of acquisition; and

(9)

demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., Axis Bank Ltd. or YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P or Fitch as high or higher than any of those banks listed in clause (i) of this clause (9).

“Total Assets” means, as of any date, the total assets of the Issuer on a consolidated basis calculated in accordance with Ind-AS as of the last day of the most recent annual or semi-annual fiscal period for which financial statements are available, calculated after giving pro forma effect to any acquisition or disposition of property, plant or equipment or the acquisition of any Person that becomes a Restricted Subsidiary subsequent to such date and after giving pro forma effect to the application of the proceeds of any Indebtedness, including the proposed Incurrence of which has given rise to the need to make such calculation of Total Assets.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 29, 2022; provided, however, that if the period from the redemption date to July 29, 2022, is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used. Any such Treasury Rate shall be obtained by the Issuer.

“Unrestricted Subsidiary” means a Subsidiary of the Issuer that is not a Restricted Subsidiary.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Restricted Subsidiary” means any of the Restricted Subsidiaries, all of the outstanding Capital Stock of which (other than (a) any director’s qualifying shares or Investments by foreign nationals mandated by applicable law or (b) Investments by an offtaker or an Affiliate of an offtaker of a project owned and operated by such Restricted Subsidiary) is owned or controlled by either (x) the Issuer, or (y) one or more Wholly Owned Restricted Subsidiaries of the Issuer.

Section 1.02 Other Definitions

Term	Defined in Section
“3.5 GWs Condition”	4.10
“ACR Project Collateral”	10.04
“Additional Amounts”	2.14
“Additional Collateral”	10.04
“Affiliate Transaction”	4.11
“Asset Sales Conditions”	4.10
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Change of Control Payment”	4.16
“Change of Control Payment Date”	4.16
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excess Proceeds Repurchase Offer”	4.10
“FATCA”	2.14
“First CFO Certificate”	10.02
“Hedge Counterparties”	10.01
“Initial RP Built Up Capacity”	4.07
“Intra-Restricted Group Indebtedness”	4.09
“Legal Defeasance”	8.02
“Minority Investment Guarantee”	4.20
“Offer Amount”	3.09
“Offer Period”	3.09
“Offer Redemption Date”	3.09
“Paying Agent”	2.03
“Permitted Indebtedness”	4.09
“Permitted Pari Passu Secured Indebtedness”	4.24
“Permitted Refinancing Indebtedness”	4.09
“Register”	2.03
“Registrar”	2.03
“Relevant Jurisdictions”	2.14
“Replacement Assets”	4.10
“Restricted Payments”	4.07
“Security Trustee Agreement”	2.03
“Subsequent ACR CFO Certificate”	10.02
“Subsequent CFO Certificate”	10.02
“Suspension Event”	4.23
“Transfer Agent”	2.03
“Trustee”	8.05
“Trustee Parties”	7.01
“US$1.00 Ratio Debt Condition”	4.10

Section 1.03 Rules of Construction.

Unless the context otherwise requires or except as otherwise expressly provided:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with Ind-AS;

(3)	“herein”, “hereof” and other words of similar import refer to in this Indenture as a whole and not to any particular Section, Article and other subdivision;

(4)	“or” is not exclusive;

(5)	words in the singular include the plural, and in the plural include the singular;

(6)	“will” shall be interpreted to express a command;

(7)	provisions apply to successive events and transactions;

(8)	all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated;

(9)	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(10)

references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) The Global Notes Generally. Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, by the Registrar or the Trustee to reflect exchanges, repurchases, redemptions and transfers of interests therein, in accordance with the terms of this Indenture. Ownership of interests in each Global Note shall be limited to Participants and Indirect Participants. Book-Entry Interests in each Global Note shall be shown on, and transfers thereof shall be effected only through, records maintained in book-entry form by DTC and its Participants. The Applicable Procedures shall be applicable to Book-Entry Interests in any Global Note. Except as set forth in Section 2.07(a), each Global Note may be transferred, in whole and not in part, only to a nominee or a successor of DTC.

The Notes will be resold initially only to (i) QIBs in reliance on Rule 144A and (ii) Persons outside the United States in offshore transactions in reliance on Regulation S. The Notes shall be issued initially in the form of Global Notes, which shall be deposited with the Note Custodian, as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC, duly executed by the Issuer and authenticated by the Registrar or the Authenticating Agent, as hereinafter provided. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on Schedule A to such Global Note, as hereinafter provided.

Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances as provided in Section 2.07. Beneficial interests in the Global Notes may not be exchanged for Definitive Notes except in the limited circumstances provided in Section 2.07.

(b) Definitive Notes. Definitive Notes issued upon transfer of a Book-Entry Interest or a Definitive Note, or in exchange for a Book-Entry Interest or a Definitive Note, shall be issued in accordance with this Indenture.

Notes issued in definitive form will be substantially in the form of Exhibit A (excluding the Global Note Legend thereon and without the “Schedule of Changes in Amount of Interests in the Global Notes” in the form of Schedule A attached thereto).

(c) Book-Entry Provisions. Neither Participants nor Indirect Participants shall have any rights either under this Indenture or under the Global Notes held on their behalf by DTC. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Participants, the operation of customary practices of DTC governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(d) Forms. The Global Notes and the Definitive Notes shall be issuable only in registered form, substantially in the forms set forth as Exhibit A, respectively. The Notes shall be issued without coupons and only in denominations of US$200,000 in principal amount and integral multiples of US$1,000 in excess thereof.

(e) Further Issues. The Issuer may, from time to time, without notice to or the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the Notes in all respects (except for the issue date, the issue price and the first payment of interest on them and, to the extent necessary, certain temporary securities law transfer restrictions) so that such Additional Notes may be consolidated and form a single class with the previously outstanding Notes and vote together as one class on all matters with respect to the Notes; provided that the issuance of any such Additional Notes shall then be permitted under Article 4 and the other provisions of this Indenture; provided further that, unless such Additional Notes are issued under a separate CUSIP number, such Additional Notes must be fungible with the original Notes for U.S. federal income tax purposes. In addition, the issuance of any Additional Notes by the Issuer will be subject to the following conditions:

(1) the Issuer shall have delivered to the Trustee an Officer’s Certificate, in form and substance satisfactory to the Trustee, confirming that the issuance of the Additional Notes complies with this Indenture and is permitted by this Indenture; and

(2) the Issuer shall have delivered to the Trustee one or more Opinions of Counsel confirming, among other things, that the issuance of the Additional Notes does not conflict with applicable law.

(f) Dating. Each Note shall be dated the date of its authentication.

Section 2.02 Execution and Authentication.

At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual or facsimile signature. The Issuer’s seal may, but need not, be impressed, affixed, imprinted or reproduced on the Notes.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated or at any time thereafter, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Registrar or Authenticating Agent manually or by facsimile signature signs the certificate of authentication on the Note. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Registrar shall authenticate Notes on the Original Issue Date in an aggregate principal amount of US$450,000,000 upon receipt of a request by the Issuer signed by an Officer of the Issuer directing the Registrar to authenticate the Notes (an “Authentication Order”). The Registrar shall have the right to decline to authenticate any Notes under this Section 2.02 if the Registrar determines that such action may not lawfully be taken or if the Registrar determines that such action would expose the Registrar to personal liability, unless pre-funding and/or indemnity and/or security satisfactory to the Registrar against such liability is provided to the Registrar. The Registrar shall authenticate Additional Notes upon receipt of an Authentication Order relating thereto. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate maximum amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.08.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Registrar may do so. Each reference in this Indenture to authentication by the Registrar includes authentication by such agent. Such authenticating agent shall have the same rights as the Registrar in any dealings hereunder with the Issuer or with any of the Issuer’s Affiliates.

Section 2.03 Appointment of Agents.

The Issuer shall maintain (i) an office or agency where Definitive Notes may be presented for registration of transfer or for exchange; (ii) an office or agency where Notes may be presented for payment; and (iii) a transfer agent. The office or agency referred to in clause (i) above shall be referred to as the “Registrar,” the office or agency referred to in clause (ii) above shall be referred to as the “Paying Agent,” and the office or agency referred to in clause (iii) above shall be referred to as a “Transfer Agent.”

The Issuer may change the Paying Agent, the Registrar or the Transfer Agent without prior notice to the Holders; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar, Paying Agent or Transfer Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee.

The Registrar shall keep a register (the “Register”) of the Holders and of the transfer and exchange of Notes. Any notice to be given under this Indenture or under the Notes by the Trustee or the Issuer to the Holders shall be mailed by first-class mail to each Holder at their address as it appears at the time of such mailing in the Register.

The Issuer, in an appointment letter substantially in the form shown in Exhibit D, has appointed HSBC Bank USA, National Association at 452 Fifth Avenue, New York, NY 10018, United States of America, as the Paying Agent, Transfer Agent and Registrar with respect to the Notes, and HSBC Bank USA, National Association has accepted such appointment.

The Issuer may appoint one or more co-Registrars and one or more additional Paying Agents and the terms “Registrar” and “Paying Agent” shall include any such additional co-Registrar or Paying Agent, as applicable. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuer shall notify the Trustee of the name and address of any Agent appointed after the date of this Indenture.

Section 2.04 Holders to be Treated as Owners.

The Issuer, the Agents, the Trustee and any agent of the Issuer, any Agent or the Trustee may deem and treat the Holder of a Note as the absolute owner of such Note for the purpose of receiving payment of or on account of the principal, premium or interest on such Note and for all other purposes; and neither the Issuer, any Agent, the Trustee nor any agent of the Issuer, any Agent or the Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note.

Section 2.05 Paying Agent to Hold Money.

Each Paying Agent (other than the Trustee or an affiliate of the Trustee) shall hold for the benefit of the Trustee all money received by the Paying Agent for the payment of principal, premium, interest or Additional Amounts on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and the Issuer and the Paying Agent shall notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. Money held by a Paying Agent need not be segregated, except as required by law, and in no event shall any Paying Agent be liable for any interest on any money received by it hereunder. The Issuer at any time may require each Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may require any Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the relevant Paying Agent shall have no further liability for the money delivered to the Trustee. If the Issuer or the Issuer’s Subsidiaries acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon an Event of Default the Agents will serve as Agents of the Trustee.

Section 2.06 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it from the Registrar of the names and addresses of the Holders. The Issuer shall obtain from the Registrar and furnish to the Trustee (if the Trustee is not the Registrar) and each Paying Agent (if the Paying Agent is not the Registrar) at least seven (7) Business Days before each Interest Payment Date, and at such other times as they may request in writing, a list in such form and as of such date as they may reasonably require.

Section 2.07 Transfer and Exchange.

(a)	Transfer and Exchange of the Global Notes.

The Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

The Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes; or

(3) a beneficial owner of a Note requests such exchange in writing through DTC following a Default or Event of Default with respect to the Notes which has occurred and is continuing.

Upon the occurrence of any of the preceding events in clauses (1) through (3) above, the Issuer shall issue or cause to be issued Definitive Notes in such names as DTC shall instruct the Trustee. The Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11. Every Note authenticated and delivered in exchange for, or in lieu of, the Global Notes or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or Section 2.11, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a). Book-Entry Interests in the Global Notes may be transferred and exchanged as provided in Section 2.07(b) or (c).

In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with this Indenture.

(b)	Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through DTC, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the Global Notes in accordance with the transfer restrictions set forth in the Regulation S Legend or the Rule 144A Legend (as applicable). Transfers of beneficial interests in the Global Notes to Persons required to take delivery thereof in the form of an interest in the Global Notes shall be permitted as follows:

(1) Rule 144A Global Note to Regulation S Global Note. If an owner of a beneficial interest in a Rule 144A Global Note wishes to transfer its beneficial interest in such Rule 144A Global Note to a Person who is required or permitted to take delivery thereof in the form of an interest in a Regulation S Global Note, such owner shall, subject to the Applicable Procedures, exchange or cause the exchange of such interest for an equivalent beneficial interest in a Regulation S Global Note as provided in this Section 2.07(b)(1). Upon receipt by the Trustee of (A) instructions given in accordance with the Applicable Procedures directing the Registrar and the Note Custodian to credit a beneficial interest in the Regulation S Global Note in an amount equal to the beneficial interest in the Rule 144A Global Note to be transferred and (B) a certificate substantially in the form of Exhibit B given by the owner of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S, then the Registrar shall adjust the Register and the Note Custodian shall reduce the aggregate principal amount of the Rule 144A Global Note and increase the aggregate principal amount of the Regulation S Global Note by the principal amount of the beneficial interest in the Rule 144A Global Note to be transferred.

(2) Regulation S Global Note to Rule 144A Global Note. If an owner of a beneficial interest in a Regulation S Global Note wishes to transfer its beneficial interest in such Regulation S Global Note to a Person who is required or permitted to take delivery thereof in the form of an interest in a Rule 144A Global Note, such owner shall, subject to the Applicable Procedures, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Regulation S Global Note as provided in this Section 2.07(b)(2). Upon receipt by the Trustee of (A) instructions given in accordance with the Applicable Procedures directing the Registrar and the Note Custodian to credit a beneficial interest in the Rule 144A Global Note equal to the beneficial interest in the Regulation S Global Note to be transferred, and (B) a certificate substantially in the form of Exhibit B given by the owner of such beneficial interest stating that the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Registrar shall adjust the Register and the Note Custodian shall reduce the aggregate principal amount of the Regulation S Global Note and increase the aggregate principal amount of the Rule 144A Global Note by the principal amount of the beneficial interest in the Regulation S Global Note to be transferred.

Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

(c) Transfer or Exchange of Book-Entry Interests in the Global Notes for Definitive Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a

Definitive Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon receipt by the Trustee and the Registrar of the following documentation:

(1) in the case of an exchange by a holder of a Book-Entry Interest in a Global Note of such Book-Entry Interest for a Definitive Note, the Trustee shall have received a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1) thereof; and

(2) in the case of a transfer by a holder of a Book-Entry Interest in a Global Note in reliance on Regulation S, Rule 144A or any other provision of the Securities Act, the Trustee shall have received a certificate to the effect set forth in Exhibit B, including the certifications in item (1), (2), (3) or (4) thereof, the Trustee shall cause the aggregate principal amount of the relevant Global Note to be reduced accordingly pursuant to Section 2.07(g), and the Issuer shall execute and the Registrar or the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the applicable Registrar through instructions from DTC and the Participant or Indirect Participant. The Registrar shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.07(c) shall bear the Regulation S Legend or the Rule 144A Legend, as applicable, and shall be subject to all restrictions on transfer contained therein.

(d)	Transfer and Exchange of Definitive Notes for Book-Entry Interests in a Global Note.

If any Holder of a Definitive Note proposes to exchange such Definitive Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Trustee, the Transfer Agent and the Registrar of the following documentation:

(1) if the Holder of such Definitive Note proposes to exchange such Definitive Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2) thereof;

(2) if such Definitive Note is being transferred in reliance on Regulation S, Rule 144A or any other provision of the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (1), (2), (3) or (4) thereof, as applicable; and

(3) if such Definitive Note is being transferred to the Issuer, a certificate to the effect set forth in Exhibit B, including the certifications in item (4) thereof,

the Paying Agent will cancel the Definitive Note, and the Trustee will increase or cause to be increased the aggregate principal amount of the appropriate Global Note.

(e)	Transfer and Exchange of Definitive Notes for Definitive Notes.

Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Notes which registration the Issuer will be informed of by the Transfer Agent or the Registrar

(as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to the Transfer Agent or the Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. If the Holder of such Definitive Notes does not transfer the entire principal amount of Notes represented by any such Definitive Note, the Paying Agent will cancel or cause to be cancelled such Definitive Note and the Issuer (who have been informed of such cancellation) shall execute and the Registrar or the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(f)     Legends.

The following legends will appear on the face of all Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Regulation S Legend. Each Note certificate evidencing a Regulation S Global Note and the Definitive Notes issued pursuant to Regulation S (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS NOTE SHALL NOT BE TRANSFERRED TO ANY PROSPECTIVE INVESTOR WHO IS FROM A RESTRICTED JURISDICTION (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE), OR IS A RESTRICTED OVERSEAS PERSON (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE).”

(2) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE NOTE CUSTODIAN (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (i) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE; AND (ii) THIS GLOBAL NOTE MAY BE DELIVERED IN ACCORDANCE WITH SECTION 2.07(g) OF THE INDENTURE TO THE PAYING AGENT FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE. THIS NOTE SHALL NOT BE TRANSFERRED TO ANY PROSPECTIVE INVESTOR WHO IS FROM A

RESTRICTED JURISDICTION (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE), OR IS A RESTRICTED OVERSEAS PERSON (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE).

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Rule 144A Legend. Each Note certificate evidencing a Rule 144A Global Note and the Definitive Notes issued pursuant to Rule 144A (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS ONE (1) YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, AS DEFINED IN RULE 144A, THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT

OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE, AND (F) TO ANY PERSON WHO IS NOT A RESTRICTED OVERSEAS PERSON OR FROM A RESTRICTED JURISDICTION WHERE “RESTRICTED JURISDICTION” MEANS ANY JURISDICTION: (I) WHICH IS NOT A MEMBER OF THE FATF OR A MEMBER OF A FATF-STYLE REGIONAL BODY; (II) WHOSE SECURITIES MARKET REGULATOR IS NOT A SIGNATORY TO THE INTERNATIONAL ORGANIZATION OF SECURITIES COMMISSION’S (IOSCO’S) “MULTILATERAL MEMORANDUM OF UNDERSTANDING (APPENDIX A SIGNATORIES)” OR A SIGNATORY TO A BILATERAL MEMORANDUM OF UNDERSTANDING WITH THE SEBI FOR INFORMATION SHARING ARRANGEMENTS; OR (III) WHICH IS IDENTIFIED IN THE PUBLIC STATEMENT OF THE FATF AS: (A) A JURISDICTION HAVING STRATEGIC ANTI-MONEY LAUNDERING OR COMBATING THE FINANCING OF TERRORISM DEFICIENCIES TO WHICH COUNTER-MEASURES APPLY; OR (B) A JURISDICTION THAT HAS NOT MADE SUFFICIENT PROGRESS IN ADDRESSING THE DEFICIENCIES OR HAS NOT COMMITTED TO AN ACTION PLAN DEVELOPED WITH THE FATF TO ADDRESS THE DEFICIENCIES; AND “RESTRICTED OVERSEAS PERSON” MEANS (I) A PERSON (INCLUDING AN INDIVIDUAL, PARTNERSHIP, UNINCORPORATED SYNDICATE, LIMITED LIABILITY COMPANY, UNINCORPORATED ORGANIZATION, TRUST, TRUSTEE, EXECUTOR, ADMINISTRATOR OR OTHER LEGAL REPRESENTATIVE) IN, OR RESIDENT IN, A RESTRICTED JURISDICTION, AND INCLUDES A BRANCH OF AN ENTITY LOCATED IN A RESTRICTED JURISDICTION; (II) ANY MULTILATERAL OR REGIONAL FINANCIAL INSTITUTION IN WHICH INDIA IS NOT A MEMBER COUNTRY; AND (III) AN INDIVIDUAL (A) WHICH IS NOT A FOREIGN EQUITY HOLDER (AS DEFINED IN THE ECB REGULATIONS) OR (B) IF THE NOTES CEASE TO BE LISTED ON A STOCK EXCHANGE (WHICH IS NOT IN INDIA); AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(4) Any additional Notes sold in a registered offering under the Securities Act shall not be required to bear the legend set forth in clause (1) or (3) above.

(g) Cancellation and/or Adjustment of the Global Notes.

At such time as all Book-Entry Interests in a Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.12. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Registrar to reflect such reduction.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Registrar or the Authenticating Agent will authenticate the Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made by the Issuer or the Registrar to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Note for any registration of transfer, exchange or redemption of the Notes, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.16 and 9.05).

(3) No Transfer Agent or Registrar will be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) The Global Notes and Definitive Notes issued upon any registration of transfer or exchange of the Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange

(5) The Issuer shall not be required to register the transfer of any Definitive Notes (A) for a period of fifteen (15) calendar days prior to any redemption date; (B) for a period of fifteen (15) calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part; (C) for a period of fifteen (15) calendar days prior to the record date with respect to any Interest Payment Date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Excess Proceeds Repurchase Offer.

(6) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such Note and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Trustee.

(8) The Registrar or Authenticating Agent shall authenticate the Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(9) The Notes shall not be transferred to prospective investors who are from a Restricted Jurisdiction, or are Restricted Overseas Persons.

Section 2.08 Replacement of the Notes.

If a mutilated Note is surrendered to a Paying Agent, Registrar or the Trustee, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Registrar or the Authenticating Agent shall authenticate a replacement Note in such form as the Notes mutilated, lost, destroyed or wrongfully taken if, in the case of a lost, destroyed or wrongfully taken Note, the Holder of such Note furnishes to the Issuer, a Paying Agent, Registrar and/or the Trustee, as applicable, evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note. If required by the Issuer, relevant Paying Agent, Registrar or the Trustee, indemnity and/or security and/or pre-funding to its satisfaction each to protect the Issuer, such Paying Agent, Registrar and the Trustee, and any agent of the foregoing, from any loss that any of them may suffer if such Note is replaced. The Issuer may charge such Holder for the Issuer’s out-of-pocket expenses in replacing such Note, and such Paying Agent, the Registrar and the Trustee may charge the Issuer for their expenses in replacing such Note. Every replacement Note shall constitute an additional obligation of the Issuer. If, after the delivery of such replacement Note, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and shall be entitled to recover upon the security and/or indemnity and/or pre-funding provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Trustee, the Registrar, any other Agent and any Authenticating Agent in connection therewith.

Section 2.09 Outstanding Notes.

The Notes outstanding at any time are all Notes that have been authenticated by the Registrar or Authenticating Agent except for (i) those cancelled by the Paying Agent; (ii) those delivered to the Paying Agent for cancellation; (iii) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those Notes theretofore authenticated and delivered by the Trustee hereunder; (iv) Notes in respect of which the Issuer has been fully discharged for the payment of principal, premium, interest and Additional Amounts; and (v) those Notes described in this Section 2.09 as not outstanding. Subject to Section 2.10, a Note does not cease to be outstanding because the Issuer or any of the Issuer’s Affiliates holds the Note (if permitted under applicable law).

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Registrar receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Issuer.

If the principal amount of any Note is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If one or more Paying Agents hold, in their capacity as such, on the maturity date or on any redemption date, money sufficient to pay all principal, premium and accrued interest with respect to the outstanding Notes payable on that date and are not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent or any amendment, modification or other change of this Indenture, Notes owned (if permitted under applicable law) by the Issuer or by any Affiliate of the Issuer will be disregarded and treated as if they were not outstanding.

Section 2.11 Temporary Notes.

Until Definitive Notes are prepared and ready for delivery, the Issuer may prepare, and the Registrar shall authenticate, temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for such temporary Notes. Without unreasonable delay, the Issuer shall prepare, and the Registrar shall authenticate, definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

Section 2.12 Cancellation.

The Issuer at any time may deliver Notes to the Registrar for cancellation. The Paying Agent shall forward to the Registrar any Definitive Notes surrendered to it for registration of transfer or exchange, or payment, redemption or purchase. The Paying Agent shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement, cancellation or purchase and shall dispose of cancelled Notes in accordance with its policy of disposal, unless the Issuer directs the Trustee to return such Notes to the Issuer, shall upon written request deliver a certificate of disposition thereof to the Issuer. The Issuer may not reissue or resell, or issue new Notes to replace, Notes that the Issuer has redeemed, paid, purchased or converted, or that have been delivered to the Paying Agent for cancellation.

Section 2.13 Defaulted Interest.

If the Issuer defaults on a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent permitted by law) any interest payable on the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders, if any, on a subsequent special record date, which date shall be at least ten (10) Business Days prior to the payment date and shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on the Notes and the date of such proposed payment. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Trustee. At least fifteen (15) days before such special record date, the Issuer shall mail by first-class mail to the Note Custodian, DTC and, if any Definitive Notes are outstanding, each Holder, a notice that states the special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

Section 2.14 Additional Amounts.

(a) All payments of principal of, and premium (if any) and interest on the Notes made by or on behalf of the Issuer (which term shall include, for purposes of this provision, any surviving entity) will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Issuer is organized or resident for tax purposes or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer or any political subdivision or taxing authority thereof or therein (the “Relevant Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer will pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable:

(1)	for or on account of:

(i)	any tax, duty, assessment or governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the Holder or beneficial owner of the Notes and the Relevant Jurisdiction other than merely holding of the Notes or the receipt of payments thereunder, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)

the presentation of the Notes (in cases in which presentation is required) more than thirty (30) days after the later of the date on which the payment of the principal of, premium, if any, and interest on, the Notes became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented the Notes for payment on any date within such thirty (30)-day period;

(C)	the presentation of the Notes (in cases in which presentation is required) for payment in the Relevant Jurisdiction, unless the Notes could not have been presented for payment elsewhere; or

(D)

the failure of the Holder or beneficial owner to comply with a timely request of the Issuer (or any agent thereof), addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(ii)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or governmental charge;

(iii)	any tax, duty, assessment or governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the Notes;

(iv)

any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement), any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(v)	any combination of taxes, duties, assessments or governmental charges referred to in the preceding clauses (i), (ii), (iii) and (iv); or

(2) to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder.

(b) The Issuer will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer will, upon request, make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Jurisdiction. Upon request, the Issuer will furnish to the Holders within sixty (60) days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

(c) At least thirty (30) days prior to each date on which any payment under or with respect to the Notes is due and payable (unless the obligation to pay Additional Amounts arises after the forty-fifth (45th) day prior to that payment date, in which case promptly thereafter), if the Issuer will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

(d) The Paying Agent and the Trustee will make payments free of withholdings or deductions on account of taxes unless required by applicable law. If such a deduction or withholding is required, the Paying Agent or the Trustee will not be obligated to pay any Additional Amount to the recipient unless such an Additional Amount is received by the Paying Agent or the Trustee.

In addition, the Issuer will pay any stamp, issue, registration, documentary or other similar taxes and duties (including interest and penalties) payable in any Relevant Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Notes or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Notes, such mention will be deemed to include payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it must furnish to the Trustee, at least thirty (30) days but not more than sixty (60) days before a redemption date, an Officer’s Certificate setting forth:

(a)	the clause of this Indenture pursuant to which the redemption shall occur;

(b)	the redemption date;

(c)	the principal amount of the Notes to be redeemed; and

(d)	the redemption price.

Section 3.02 Selection of Notes to be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed at any time, the Notes for redemption will be selected as follows:

(1) if the Notes are listed on any securities exchange and/or held through any clearing system, in compliance with the requirements of the principal securities exchange on which the Notes are listed and/or in compliance with the requirements of the clearing system; or

(2) if the Notes are not listed on any securities exchange or held through any clearing system, on a pro rata basis, by lot or by such other method as the Trustee in its sole and absolute discretion shall deem appropriate unless otherwise required by law.

(b) In connection with any redemption of Notes conducted pursuant to Section 3.07, any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice may state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded if any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

(c) On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the Notes or portions of Notes called for redemption.

(d) The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the integral of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. The Notes and portions of Notes selected will be in amounts of US$200,000 or integral multiples of US$1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Notices of redemption will be mailed by first class mail at least thirty (30) but not more than sixty (60) days before the applicable redemption date to the Trustee and each Holder at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of this Indenture.

The notice will identify the Notes to be redeemed and will state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Notes, provided that the unredeemed portion has a minimum denomination of US$200,000 or an integral multiple of US$1,000 in excess thereof;

(d) the name and address of the Paying Agent;

(e) (if the Notes are in definitive form) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the ISIN, CUSIP or Common Code number listed in such notice or printed on the Notes.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject to Section 3.02(b).

Section 3.05 Deposit of Redemption or Purchase Price.

No later than 4:00 p.m. (London time) one (1) Business Day prior to the redemption or purchase date, the Issuer will deposit with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date. The Paying Agent will promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Registrar will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided that the unredeemed portion has a minimum denomination of US$200,000 or an integral multiple of US$1,000 in excess thereof.

Section 3.07 Optional Redemptions.

(a) At any time prior to July 29, 2022, the Issuer may on one or more occasions redeem the Notes, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium, as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Neither the Trustee nor any of the Agents shall be responsible for verifying or calculating the Applicable Premium.

(b) At any time prior to July 29, 2022, the Issuer may on one or more occasions redeem up to 40.0% of the aggregate principal amount of the Notes at a redemption price of 105.875% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds from one or more (x) Equity Offerings and/or (y) INVIT Offerings; provided, however, that:

(i)

at least 60.0% of the aggregate principal amount of the Notes (excluding Notes held by the Issuer or any of its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(ii)	the applicable redemption occurs within ninety (90) days of the date of the closing of the applicable Equity Offering or INVIT Offering, as the case may be.

(c) At any time on or after July 29, 2022, the Issuer may on any one or more occasions redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including), the applicable redemption date, if redeemed during the periods indicated below, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Period	Redemption Price
July 29, 2022 to January 28, 2024	104.406%
January 29, 2024 to January 28, 2025	102.938%
January 29, 2025 to January 28, 2026	101.469%
January 29, 2026 and thereafter	100.0%

Section 3.08 Mandatory Redemption; Open Market Purchases.

On March 5, 2023 (the “Mandatory Redemption Long-stop Date”), the Issuer must redeem the entire Amortization Amount of Notes at a redemption price equal to 100.0% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, to (but not including) such date, pro rata to the Holders on the immediately preceding Record Date; provided, however, that the Issuer may instead elect to fulfill its redemption obligation by redeeming the entire Amortization Amount of Notes at any one time on or after July 29, 2022, but in any event no later than the Mandatory Redemption Long-stop Date, at a redemption price equal to 100.0% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, to (but not including) the applicable redemption date (the actual date of redemption, the “Mandatory Redemption Date”), pro rata to the Holders on the immediately preceding Record Date, and the remainder of the Notes will become payable and will mature on the Maturity Date unless earlier redeemed pursuant to the terms thereof and this Indenture. The Issuer is not required to make any other mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to redeem the Notes as described under Section 4.10 and Section 4.16. The Issuer and any of its Affiliates may, subject to applicable law, at any time and from time to time purchase the Notes in the open market or otherwise.

For the purpose of this Section 3.08, references to “principal” shall, unless the context requires otherwise, be deemed to include any Amortization Amount and references to the “due date” for payment shall, unless the context requires otherwise, be deemed to include the Mandatory Redemption Date.

Section 3.09 Offer to Redeem by Application of Excess Proceeds.

If, pursuant to Section 4.10, the Issuer is required to commence an Excess Proceeds Repurchase Offer, it will follow the procedures specified below.

The Excess Proceeds Repurchase Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this

Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Excess Proceeds Repurchase Offer will remain open for a period of at least thirty (30) days following its commencement and not more than sixty (60) days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three (3) Business Days after the termination of the Offer Period (the “Offer Redemption Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the redemption of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Excess Proceeds Repurchase Offer. Payment for any Notes so redeemed will be made in the same manner as interest payments are made.

If the Offer Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Excess Proceeds Repurchase Offer.

Upon the commencement of an Excess Proceeds Repurchase Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Repurchase Offer. The notice, which will govern the terms of the Excess Proceeds Repurchase Offer, will state:

(i)	that the Excess Proceeds Repurchase Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Excess Proceeds Repurchase Offer will remain open;

(ii)	the Offer Amount, the purchase price and the Offer Redemption Date;

(iii)	that any Note not tendered or accepted for payment will continue to accrue interest;

(iv)	that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Repurchase Offer will cease to accrue interest after the Offer Redemption Date;

(v)

that Holders electing to have a Note purchased pursuant to an Excess Proceeds Repurchase Offer may elect to have Notes purchased in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof only;

(vi)

that Holders electing to have Notes purchased pursuant to any Excess Proceeds Repurchase Offer will be required to surrender the Note, with the form entitled “Option of the Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer or a tender agent at the address specified in the notice at least three (3) days before the purchase date;

(vii)

that Holders will be entitled to withdraw their election if the Issuer, or the tender agent, as the case may be, receives, not later than the expiration of the Offer Period, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for redemption and a statement that such Holder is withdrawing his election to have such Note redeemed;

(viii)

that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders thereof exceeds the Offer Amount, the Issuer will select the Notes and other pari passu Indebtedness to be redeemed in accordance with Section 3.02 based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof, will be redeemed); and

(i)

that Holders whose Notes were redeemed only in part will be issued new Notes equal in principal amount to the unredeemed portion of the Notes surrendered (or transferred by book-entry transfer), provided that the unredeemed portion has a minimum denomination of US$200,000 and integral multiples of US$1,000 in excess thereof.

On or before the Offer Redemption Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, but subject to Section 3.02, the Offer Amount of Notes or portions thereof tendered pursuant to the Excess Proceeds Repurchase Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, DTC or the Paying Agent, as the case may be, will promptly (but in any case not later than five (5) days after the Offer Redemption Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for redemption, and the Issuer will promptly issue a new Note, and the Registrar, upon written request from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unredeemed portion of the Note surrendered, provided that the unredeemed portion has minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Excess Proceeds Repurchase Offer on the Offer Redemption Date.

Other than as specifically provided in this Section 3.09, any redemption pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06. If the Issuer is required to make an Excess Proceeds Repurchase Offer, the Issuer will comply with the applicable tender offer rules under applicable securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.09, the Issuer will comply with such securities laws and regulations and will not be deemed to have breached its obligations in this Section 3.09 by virtue thereof.

Section 3.10 Redemption for Taxation Reasons.

(a) The Notes may be redeemed at the option of the Issuer, as a whole but not in part, upon giving not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Holders, the Paying Agent and the Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date (in each case, including any Additional Amounts) if, as a result of:

(1) any change in, or amendment to, the statutes, or treaties (or any regulations, ruling or protocols, or official administrative guidance having the force of law thereunder), of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, regulations, rulings, protocols or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced (i) with respect to the Issuer, on or after the Original Issue Date, or (ii) with respect to a surviving entity organized or resident for tax purposes in a jurisdiction that is not a Relevant Jurisdiction as of the Original Issue Date, on or after the date such surviving entity becomes such a surviving entity, with respect to any payment due or to become due under the Notes, the Issuer or the surviving entity, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer or the surviving entity, as the case may be; provided that no such notice of redemption will be given earlier than ninety (90) days prior to the earliest date on which the Issuer or the surviving entity, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due; and provided further that where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer or the surviving entity, as the case may be, will be permitted to redeem the Notes in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

(b) Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer or the surviving entity, as the case may be, will deliver to the Trustee:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or the surviving entity, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Jurisdiction of the Issuer or the surviving entity, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

(c) The Trustee shall be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above (and will not be responsible for any loss occasioned by acting in reliance on such certificate or opinion) in which event it will be conclusive and binding on the Holders. The Trustee has no duty to investigate or verify such certificate or opinion.

(d) Any Notes that are redeemed under this Section 3.10 will be cancelled.

Section 3.11 [Reserved].

Section 3.12 Early Redemptions.

Any early redemption, repurchase or repayment of the Notes by the Issuer shall be effected subject to receipt of the prior approval of the RBI or the prior approval of an authorized dealer bank, as the case may be, in accordance with the ECB Regulations.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer, holds as of 10:00 a.m. (London time), one (1) Business Day prior to the due date, money deposited by the Issuer in immediately available and cleared funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due.

Not later than 10:00 a.m. (London time) on the second (2nd) Business Day immediately preceding each payment date, the Issuer shall confirm such payment by email to the Paying Agent setting out the amount of interest to be paid by the Issuer. For the avoidance of doubt, the Paying Agent shall only be obliged to remit money to Holders if it has actually received in full such money due to be paid, in immediately available and cleared funds from the Issuer.

In any case in which the date of the payment of principal of, premium (if any) or interest on the Notes (including any payment to be made on any date fixed for redemption or purchase of any Note) is not a business day in the relevant place of payment or in the place of business of the Paying Agent, then payment of principal, premium (if any) or interest need not be made in such place on such date but may be made on the next succeeding business day in such place. Any payment made on such business day will have the same force and effect as if made on the date on which such payment is due, and no interest on the Notes will accrue for the period after such date.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and interest at a rate that is 1% higher than the then applicable interest rate on the Notes.

An installment of principal or interest will be considered paid on the date due if the Paying Agent, other than the Issuer or any Affiliate of the Issuer, holds on that date money designated for and sufficient to pay the installment. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.

Notwithstanding anything in this Section 4.01 to the contrary, the Issuer may at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture or for any other reason, pay or cause to be paid to the Trustee all sums held by any Paying Agent or in trust by the Issuer hereunder, as required by this Section 4.01 and such sums shall be held by the Trustee upon the trusts herein contained. If the Paying Agent shall pay all sums held to the Trustee as required under this Section 4.01, the Paying Agent shall have no further liability for the money so paid over to the Trustee.

Notwithstanding, anything in this Section 4.01 to the contrary, the agreements to hold sums in trust as provided in this Section 4.01 are subject to the provisions of Section 8.05.

The Paying Agent shall be entitled to make a withholding or deduction from any payments which it makes under the Notes for or on account of any present or future Taxes if and only to the extent required to be withheld or deducted by the applicable law within any jurisdiction in which the Issuer is organized or resident for tax purposes or any jurisdiction from or through which payment is made (or any political subdivision or taxing authority thereof or therein), in which event the Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant Authority within the time allowed for the amount so withheld or deducted or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so withheld or deducted, in which case, the Issuer shall so account to the relevant Authority for such amount. If any withholding or deduction is required to be made by the Paying Agent, the Paying Agent will not pay an additional amount in respect of that withholding or deduction.

The Issuer undertakes to provide to the Agents, upon written request, information reasonably required by the Agents to comply with any Applicable Law and notify the Agents in writing within thirty (30) days of becoming aware that any of the information provided is (or becomes) inaccurate in any material respect, it being understood that the Issuer shall not be required to provide any information pursuant to this Section 4.01 to the extent that (i) any such information is not reasonably available to the Issuer or (ii) doing so would or might in the reasonable opinion of the Issuer breach any Applicable Law, fiduciary duty or duty of confidentiality.

If the Issuer determines in its sole discretion that withholding or deduction for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any Notes, then the Issuer will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deductions or withholding, provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Indenture. The Issuer will promptly notify the Agents and the Trustee of any such redirection or reorganization.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer hereby initially designates the specified office of the Paying Agent as such office of the Issuer. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in each place where principal of, and interest on, any Notes are payable. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Upon written notice to the Trustee, the Issuer may change the Paying Agent, Registrar or Transfer Agent without prior notice to the Holders. In addition, the Issuer or any of its Subsidiaries may act as Paying Agent, Registrar or Transfer Agent.

Section 4.03 Provision of Financial Statements and Reports.

(a) For so long as any Notes are outstanding, the Issuer will provide to the Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than ten (10) calendar days after they are filed with the principal international recognized stock exchange on which the Issuer’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange, provided, however, that if at any time the Common Stock of the Issuer is not listed for trading on an internationally recognized stock exchange, the Issuer will provide to the Trustee, in the English language (or accompanied by a certified English translation thereof),

(1) within one hundred and twenty (120) days after the end of each fiscal year of the Issuer beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated and standalone balance sheets of the Issuer as of the end of the two most recent fiscal years and audited consolidated and standalone income statements and statements of cash flow of the Issuer for the two most recent fiscal years, including footnotes to the financial statements and an audit report of a member firm of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and

(2) within ninety (90) days after the end of the Issuer’s half-year period in each fiscal year of the Issuer beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing the following information: (a) unaudited consolidated and standalone balance sheets of the Issuer as of the end of such half-yearly period and unaudited consolidated and standalone condensed statements of income and cash flow for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable prior year period, together with footnotes; and (b) an operating and financial review of the unaudited consolidated financial statements.

(b) In addition, for so long as any Note remains outstanding, the Issuer will provide to the Trustee (a) within one hundred and twenty (120) days after the close of each fiscal year and within ninety (90) days after the end of the first and third fiscal quarters and each half-year period, an Officer’s Certificate stating the Consolidated Net Leverage Ratio and the Operating Projects Net Leverage Ratio at the end of such periods and showing in reasonable detail the calculation of such ratios, (b) following the delivery of the First CFO Certificate pursuant to Section 10.02, within one month of the expiry of one hundred and twenty (120) days after the close of each fiscal year, a CFO Certificate setting out the Security Coverage Ratio calculated as at the end of such fiscal year; and (c) as soon as possible and in any event within ten (10) Business Days after the Issuer becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Issuer proposes to take with respect thereto.

(c) All financial statements of the Issuer will be prepared in accordance with Ind-AS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented; provided, however, that the financial statements and reports set forth in this Section 4.03 may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

(d) Delivery of the above reports to the Trustee is for informational purposes only and the Trustee’s receipt of such reports will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any other parties’ compliance with any of its covenants in this Indenture (as to which the Trustee will be entitled to rely exclusively on Officer’s Certificates that are delivered). The Trustee shall not be required to take any steps to ascertain whether any of the above reports have been delivered or to track receipt of any such reports to the Security Trustee or the Holders and shall not be liable to any person for any failure to do so, subject to Section 7.01(c).

Section 4.04 Compliance Certificate.

An officer of the Issuer must certify to the Trustee in writing, on or before a date not more than one hundred and twenty (120) days after the end of each fiscal year and within twenty-one (21) days of any demand by the Trustee, that a review has been conducted of the activities of the Issuer and Restricted Subsidiaries and of their respective performance under this Indenture, the Notes and the Collateral Documents, and that the Issuer has fulfilled all of its obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuer will also be obligated to notify the Trustee in writing of any Event of Default, Default or defaults in the performance of any covenants or agreements under this Indenture within twenty-one (21) days of any request in writing by the Trustee.

Section 4.05 Taxes.

The Issuer will pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power under this Indenture granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Issuer will not, and the Issuer will ensure that each of the Restricted Subsidiaries will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to any of the Issuer’s or Restricted Subsidiaries’, as the case may be, Capital Stock (other than dividends or distributions payable solely in shares of any of the Issuer’s or Restricted Subsidiaries’, as the case may be, Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Issuer or any of the Restricted Subsidiaries (other than any series of Preferred Stock with respect to which the Issuer has made a Preferred Stock Indebtedness Election);

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer or any of the Restricted Subsidiaries, or any direct or indirect parent of the Issuer or any of the Restricted Subsidiaries, held by Persons other than the Issuer or any of the Restricted Subsidiaries (other than any series of Preferred Stock with respect to which the Issuer has made a Preferred Stock Indebtedness Election);

(3) make any (i) voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value, of Subordinated Shareholder Debt incurred by the Issuer, including making any payment of accrued interest thereon or (ii) principal payment, redemption, repurchase, defeasance or other acquisition or retirement for value of CCDs incurred by (x) any of the Restricted Subsidiaries after the Original Issue Date or (y) the Issuer (in each case, other than any series of CCDs with respect to which the Issuer has made a CCD Indebtedness Election), in each case, including making any payment of accrued interest thereon, excluding in all cases any Intra-Restricted Group Indebtedness; or

(4) make any Investment, other than a Permitted Investment;

if (the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), at the time of and after giving effect to such Restricted Payment:

(i) a Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(ii) if such Restricted Payment is made (A) prior to June 1, 2020, the Restricted Group could not Incur at least US$1.00 of Indebtedness under Section 4.09(a)(2)(i), Section 4.09(a)(2)(ii)(x) and Section 4.09(b)(7) or (B) on or after June 1, 2020, the Restricted Group could not Incur at least US$1.00 of Indebtedness under Section 4.09(a)(3)(i) or Section 4.09(a)(3)(ii); or

(iii) such Restricted Payment, together with the aggregate amount of all Restricted Payments made by the Restricted Group on or after the Measurement Date (other than Restricted Payments made pursuant to clauses (1) to (10) of Section 4.07(b)), shall exceed the sum (without duplication) of:

(A) at any time prior to April 1, 2022, 50.0% of the aggregate amount of the Consolidated Net Income of the Issuer (or, if the Consolidated Net Income of the Issuer is a loss, minus 100.0% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2019 and ending on the last day of the Issuer’s most recently ended quarterly fiscal period for which consolidated financial statements of the Issuer are available (which financial statements may be internal management accounts) at the time of such Restricted Payment (the “Initial RP Built Up Capacity”) and (b) at any time on or after April 1, 2022, (x) the Initial RP Built Up Capacity as of March 31, 2022 and (y) 50.0% of the aggregate amount of the Adjusted Consolidated Net Income of the Issuer (or, if the Adjusted Consolidated Net Income of the Issuer is a loss, minus 100.0% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2022 and ending on the last day of the Issuer’s most recently ended quarterly fiscal period for which consolidated financial statements of the Issuer are available (which financial statements may be internal management accounts) at the time of such Restricted Payment; plus

(B) 100.0% of the aggregate net cash proceeds received by the Issuer since the Measurement Date (x) as a capital contribution to its common equity or from the issuance and sale of its Capital Stock (other than Disqualified Stock), including the sale of options and warrants to purchase its Capital Stock (other than Disqualified Stock), to a Person which is not a Subsidiary of the Issuer, including any such net cash proceeds received upon the exercise by a Person which is not a Subsidiary of the Issuer of any options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock) and (y) from the incurrence of any Subordinated Shareholder Debt or CCDs, in each case, after deducting the amount of any such net cash proceeds used to redeem, repurchase, defease or otherwise acquire or retire for value any Capital Stock, Subordinated Shareholder Debt or CCDs of the Issuer; plus

(C) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made on or after the Measurement Date in any Person resulting from (x) payments of interest on Indebtedness, dividends or repayments of loans or advances by such Person, in each case, to the Issuer or Restricted Subsidiaries (except, in each case, to the extent that any such payment or proceeds are included in the calculation of Consolidated Net Income of the Issuer), or (y) the net cash proceeds from the sale of any such Investment (except to the extent that such proceeds are included in the calculation of Consolidated Net Income of the Issuer), not to exceed, in each case, the amount of Investments made by the Issuer or Restricted Subsidiary, as the case may be, after the Measurement Date in any such Person; plus

(D) the amount by which Indebtedness of the Issuer or any of the Restricted Subsidiaries, as the case may be, is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Measurement Date of any Indebtedness of the Issuer or any of the Restricted Subsidiaries, as the case may be, convertible or exchangeable into Capital Stock (other than Disqualified Stock) of the Issuer or any of the Restricted Subsidiaries (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer or Restricted Subsidiary, as the case may be, upon such conversion or exchange).

(b) The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend or the redemption of any Capital Stock within ninety (90) days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the redemption, repurchase or other acquisition of:

(i) (x) Capital Stock of the Issuer or any of the Restricted Subsidiaries, as the case may be (or options, warrants or other rights to acquire such Capital Stock), (y) Subordinated Shareholder Debt or (z) CCDs of the Issuer or any of the Restricted Subsidiaries, as the case may be, in each case, in exchange for, or out of the net cash proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Issuer) of, shares of Capital Stock (other than Disqualified Stock) of the Issuer or such Restricted Subsidiary, as the case may be (or options, warrants or other rights to acquire such Capital Stock);

(ii) (x) Capital Stock of the Issuer or any of the Restricted Subsidiaries, as the case may be (or options, warrants or other rights to acquire such Capital Stock), (y) Subordinated Shareholder Debt or (z) CCDs of the Issuer or any of the Restricted Subsidiaries, as the case may be, in each case, in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Subordinated Shareholder Debt; and

(iii) (x) Capital Stock of the Issuer or any of the Restricted Subsidiaries, as the case may be (or options, warrants or other rights to acquire such Capital Stock), (y) Subordinated Shareholder Debt or (z) CCDs of the Issuer or any of the Restricted Subsidiaries, as the case may be, in each case, in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Issuer) of, CCDs of the Issuer or any of the Restricted Subsidiaries, as the case may be;

provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment under this clause (2) shall (x) be excluded from clause (iii)(B) of Section 4.07(a) and (y) not be available to undertake any Restricted Payments under clauses (3) and (7) below;

(3) Restricted Payments in an aggregate amount not to exceed the net cash proceeds from (x) a capital contribution or issuance and sale of shares of Capital Stock of the Issuer (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock), (y) the issuance and sale of any Redeemable Preference Shares of the Issuer (other than Disqualified Stock) and (z) the issuance and sale of CCDs of the Issuer or any of the Restricted Subsidiaries; provided that any such Restricted Payment is undertaken by the Issuer or such Restricted Subsidiary, as the case may be, no later than thirty (30) days from the date of such capital contribution or issuance and sale of Capital Stock, issuance and sale of Redeemable Preference Shares or issuance and sale of CCDs, as the case may be; provided further that the amount of any such net cash proceeds that are utilized for any such Restricted Payment under this clause (3) shall (x) be excluded from clause (iii)(B) of Section 4.07(a) and (y) not be available to undertake any Restricted Payments under clause (2) above and clause (7) below;

(4) the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock; provided that, on the date of any such payment, the aggregate amount of all dividends or distributions, as the case may be, which have been made by such Restricted Subsidiary on such Capital Stock pursuant to this clause (4), have been made at least on a pro rata basis or on a basis more favorable, directly or indirectly, to the Issuer;

(5) dividends by the Issuer or any of the Restricted Subsidiaries, as the case may be, to fund the redemption, repurchase or other acquisition of Capital Stock of the Issuer from employees, former employees, directors or former directors of the Issuer (or permitted transferees of such persons), or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount not to exceed US$2.0 million (or the Dollar Equivalent thereof) in any twelve (12) month period; provided that any unused amounts under this clause (5) may be carried forward and used in subsequent periods;

(6) payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;

(7) Restricted Payments in an aggregate amount not to exceed the principal amount of Subordinated Shareholder Debt incurred after the Measurement Date; provided that the amount of any such Subordinated Shareholder Debt that is utilized for any such Restricted Payments under this clause (7) shall be (x) excluded from clause (iii)(B) of Section 4.07(a) and (y) not be available to undertake any Restricted Payments under clause (2) above;

(8) a Permitted Investment under clause (1) of the definition thereof in the Capital Stock of a Restricted Subsidiary held by a minority shareholder, which Investment increases the proportion of the Capital Stock of such Restricted Subsidiary held, directly or indirectly, by the Issuer;

(9) the making of any other Restricted Payments in an aggregate amount, together with all other Restricted Payments made under this clause (9), not to exceed US$50.0 million (or the Dollar Equivalent thereof); and

(10) the making of any Restricted Subsidiary Permitted Restricted Payment,

provided that, in the case of clause (9) above, no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

(c) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this Section 4.07 will be the Fair Market Value. Any executive officer or Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of recognized international standing (or a local affiliate thereof) if the Fair Market Value exceeds US$25.0 million (or the Dollar Equivalent thereof).

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer will not permit any Restricted Subsidiaries to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on any Capital Stock of such Restricted Subsidiary owned by the Issuer or any of the other Restricted Subsidiaries;

(2) pay any Indebtedness or other obligation owed to the Issuer or any of the other Restricted Subsidiaries;

(3) make loans or advances to the Issuer or any of the other Restricted Subsidiaries; or

(4) sell, lease or transfer any of its property or assets to the Issuer or any of the other Restricted Subsidiaries;

provided that it being understood that: (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock; (ii) the subordination of loans or advances made to any Restricted Subsidiary to other Indebtedness Incurred by any Restricted Subsidiary; and (iii) provisions requiring transactions to be on fair and reasonable terms or on an arm’s-length basis, shall, in each case, not be deemed to constitute such an encumbrance or restriction.

(b) The foregoing restrictions will not apply to encumbrances or restrictions:

(1) existing in agreements as in effect on the Original Issue Date and any extensions, refinancings, renewals, supplements, amendments or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced, as determined in good faith by the Board of Directors of the Issuer;

(2) in the Notes and/or this Indenture;

(3) existing under or by reason of applicable law, rule, regulation or order;

(4) with respect to any Person or the property or assets of such Person that is designated a Restricted Subsidiary or is acquired by any Restricted Subsidiary, existing at the time of such designation or acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so designated or acquired, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced, as determined in good faith by the Board of Directors of the Issuer;

(5) if they arise, or are agreed to in the ordinary course of business, that (i) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (ii) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of any of the Restricted Subsidiaries not otherwise prohibited by this Indenture or that limit the right of the debtor to dispose of assets subject to a Lien not otherwise prohibited by this Indenture, or (iii) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of any of the Restricted Subsidiaries in any manner material to any such Restricted Subsidiary;

(6) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by Sections 4.09, 4.10 and 4.20;

(7) arising from provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business if the encumbrances or restrictions (i) are customary for such types of agreements, and (ii) would not, at the time agreed to, be expected to materially adversely affect the ability of the Issuer to make required payments on the Notes, as determined in good faith by the Board of Directors of the Issuer;

(8) with respect to any Indebtedness that is permitted by Section 4.09; provided that the encumbrances or restrictions (i) are customary for such types of agreements, and (ii) would not, at the time agreed to, be expected to materially adversely affect the ability of the Issuer to make required payments on the Notes, as determined in good faith by the Board of Directors of the Issuer; or

(9) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09 Indebtedness and Preferred Stock.

(a) The Issuer will not, and the Issuer will ensure that each of the Restricted Subsidiaries will not, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and the Restricted Subsidiaries may Incur Indebtedness (other than Acquired Indebtedness):

(1) if no Default has occurred and is continuing;

(2) if such Indebtedness is Incurred by any member of the Restricted Group prior to June 1, 2020:

(i)

and is either (x) Operating Projects Indebtedness or (y) Intermediary Holdco Indebtedness, then after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Operating Projects Net Leverage Ratio does not exceed 5.75 to 1.0; or

(ii)

after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (x) the Consolidated Net Leverage Ratio does not exceed 7.0 to 1.0 and (y) solely in the case of Indebtedness Incurred by the Issuer, such Indebtedness is not Operating Projects Indebtedness; and

(3) if such Indebtedness is Incurred by any member of the Restricted Group on or after June 1, 2020:

(i)

and is either (x) Operating Projects Indebtedness or (y) Intermediary Holdco Indebtedness, then after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Operating Projects Net Leverage Ratio does not exceed 5.75 to 1.0; and

(ii)	after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Net Leverage Ratio does not exceed 7.0 to 1.0.

(b) Notwithstanding the foregoing, to the extent provided below, the Issuer or any of the Restricted Subsidiaries may Incur each and all of the following (“Permitted Indebtedness”):

(1) Indebtedness of the Issuer under the Notes (excluding Additional Notes, if any);

(2) Indebtedness of the Issuer or any of the Restricted Subsidiaries, as the case may be, outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (3) below);

(3) Indebtedness of the Issuer or any of the Restricted Subsidiaries, as the case may be, owed to the Issuer or any of the Restricted Subsidiaries (“Intra-Restricted Group Indebtedness”); provided, however, that any event which results in any such Restricted Subsidiary to which such Indebtedness is owed, ceasing to be a Restricted Subsidiary, or any subsequent transfer of such Indebtedness (other than a transfer to the Issuer or any of the Restricted Subsidiaries) shall be deemed, in each case, to no longer constitute Intra-Restricted Group Indebtedness and shall instead be deemed to constitute an Incurrence of such Indebtedness not permitted by this clause (3), and to the extent that the Issuer is the obligor on any such Indebtedness, such Indebtedness must be unsecured and be expressly subordinated in right of payment to the Notes;

(4) Indebtedness of the Issuer or any of the Restricted Subsidiaries (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness Incurred under Section 4.09(a) or Indebtedness Incurred under any of clause (b)(1), (2), (4), (6), (7) or (11) and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); provided that:

(i)	the Indebtedness to be refinanced is fully and irrevocably repaid no later than 150 days after the Incurrence of the Permitted Refinancing Indebtedness; and

(ii)

Indebtedness the proceeds of which are used to refinance the Notes, or to refinance Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes, will only be permitted under this clause (b)(4) if (x) in case the Notes are refinanced in part, or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to, the remaining Notes, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the

Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes;

(5) Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries pursuant to Hedging Obligations entered into for the purpose of protecting the Issuer or any of the Restricted Subsidiaries from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(6) Acquired Indebtedness; provided that:

(i)

either (x) immediately prior to the Incurrence of such Acquired Indebtedness, the Consolidated Net Leverage Ratio does not exceed 7.0 to 1.0 or (y) after giving pro forma effect to the Incurrence of such Acquired Indebtedness, the Consolidated Net Leverage Ratio does not exceed 7.0 to 1.0; and

(ii)

such Acquired Indebtedness (net of cash and Temporary Cash Equivalents held by the applicable Target Restricted Subsidiary(ies) (taken as a whole) as of the date of determination) in relation to all of the applicable Target Restricted Subsidiaries which, collectively, have Incurred such Acquired Indebtedness is, as of the date of Incurrence, less than or equal to the sum of (x) 5.75 times Target Operating Projects EBITDA of the applicable Target Restricted Subsidiary(ies), plus (y) 5.75 times Target Holdco EBITDA of the applicable Target Restricted Subsidiary(ies), plus (z) 5.50 times Target Non-Operating Projects Projected EBITDA of the applicable Target Restricted Subsidiary(ies) (in all cases, without duplication);

(7) Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries that is (i) Non-Operating Projects Indebtedness, (ii) Target Holdco Indebtedness, (iii) Target Non-Operating Projects Indebtedness, (iv) Indebtedness Incurred under clause (2) of the definition of “Permitted Indebtedness” and/or (v) Indebtedness Incurred by the Issuer (other than Indebtedness that is Operating Projects Indebtedness), in an aggregate amount at any time outstanding (together with refinancings thereof) not to exceed (without duplication) INR 380,000 million (or the foreign currency equivalent thereof); provided that in any case, such Indebtedness is Incurred on or prior to June 1, 2020;

(8) Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);

(9) Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the sixty (60) days following receipt by the Issuer or such Restricted Subsidiary, as the case may be, of a demand for reimbursement;

(10) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Issuer or any of the Restricted Subsidiaries, in any case, Incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition); provided that the maximum aggregate liability of the Issuer or any such Restricted Subsidiary, as the case may be, in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Issuer or such Restricted Subsidiary, as the case may be, from the disposition of such business, assets or Restricted Subsidiary;

(11) Indebtedness (other than Acquired Indebtedness) Incurred by the Issuer or any of the Restricted Subsidiaries for the purpose of financing all or any part of the purchase price or cost of acquisition, design, construction, installation or improvement of property, plant or equipment used in the business of the Issuer or any of the Restricted Subsidiaries (or the Capital Stock of a Person engaged in a Permitted Business which will upon such acquisition become a Restricted Subsidiary), in an aggregate principal amount outstanding at any time (together with refinancings thereof), not to exceed 15.0% of Total Assets (such amount of Total Assets to be calculated based on the most recently ended semi-annual or annual fiscal period for which a consolidated statement of financial position of the Issuer is available);

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence; and

(13) Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries to the extent the net cash proceeds thereof are promptly and irrevocably deposited with the Trustee to defease or to satisfy and discharge the Notes as described in Article 8 and Article 12.

(c) For purposes of determining compliance with this Section 4.09, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, or of Indebtedness under Section 4.09(a) and one or more types of Permitted Indebtedness, the Issuer, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

(d) The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09; provided that, in each such case, the amount of any such accrual, accretion, amortization or payment is included in the Consolidated Interest Expense of the Issuer as accrued.

(e) Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.09 will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10 Asset Sales.

The Issuer will not, and the Issuer will ensure that each of the Restricted Subsidiaries will not, consummate any Asset Sale, unless:

(a) the consideration received by the Issuer or any Restricted Subsidiary, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(b) at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this Section 4.10, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the most recent consolidated statement of financial position (which may be internal management accounts) of the Restricted Group (other than contingent liabilities) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement or cancelled in connection with any enforcement of a pledge over Capital Stock of any member of the Restricted Group, in each case, that irrevocably and unconditionally releases the Issuer or applicable Restricted Subsidiary, as the case may be, from further liability; and

(B) any securities, notes or other obligations received by the Issuer or applicable Restricted Subsidiary, as the case may be, from such transferee that are promptly, but in any event within thirty (30) days of closing, converted by the Issuer or applicable Restricted Subsidiary, as the case may be, into cash, to the extent of the cash received in that conversion.

If at the time of the consummation of the applicable Asset Sale:

(1)

(i)	pro forma for the consummation of such Asset Sale and the use of proceeds thereof, the Restricted Group would have at least 3.5 GWs of Operating Project Assets remaining (the “3.5 GWs Condition”); and

(ii)

(A) if such Asset Sale is consummated prior to June 1, 2020, the Restricted Group is able to Incur at least US$1.00 of Indebtedness under Section 4.09(a)(2)(i), Section 4.09(a)(2)(ii)(x) or Section 4.09(b)(7) or (B) if such Asset Sale is consummated on or after June 1, 2020, the Restricted Group is able to Incur at least US$1.00 of Indebtedness under Section 4.09(a)(3)(i) and Section 4.09(a)(3)(ii) (the “US$1.00 Ratio Debt Condition” and, together with the 3.5 GWs Condition, the “Asset Sales Conditions”), then any Net Cash Proceeds from such Asset Sale may be used for any purpose not otherwise prohibited by this Indenture; or

(2) any of the applicable Asset Sales Conditions could not be satisfied, then for so long as any such Asset Sales Conditions are not satisfied:

(i)

within three hundred and sixty-five (365) days after the receipt of any Net Cash Proceeds from the Asset Sale, such Net Cash Proceeds may be applied (A) to repay Indebtedness of the Issuer or any Restricted Subsidiary, (B) to make capital expenditures in a Permitted Business, (C) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business, (D) to acquire all, or substantially all, of the assets of, or the Capital Stock of, a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (E) any combination of the foregoing ((B) to (D), collectively, the “Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Issuer that is executed or approved within such three hundred and sixty-five (365) day period will satisfy this requirement, so long as such reinvestment is consummated within one hundred and eighty (180) days after such three hundred and sixty-fifth (365th) day; and

(ii)

any Net Cash Proceeds from any such Asset Sale that are not applied or invested under sub-clauses (A) through (E) of clause (2)(i) above within such three hundred and sixty-five (365) day period will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$5.0 million (or the Dollar Equivalent thereof), within ten (10) Business Days thereof, the Issuer must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the Notes at 100.0% of the principal amount of all such Notes and any pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, plus accrued and unpaid interest on the Notes, if any, to (but not including) the date of purchase. If the aggregate principal amount of all of the Notes and pari passu Indebtedness tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Notes and such pari passu Indebtedness will be purchased on a pro rata basis. Any remaining proceeds after such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under this Indenture. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Notes as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.11 Transactions with Shareholders and Affiliates.

(a) The Issuer will not, and the Issuer will ensure that each of the Restricted Subsidiaries will not, enter into any transaction or series of related transactions involving aggregate consideration in excess of US$2.0 million (or the Dollar Equivalent thereof) with (x) any holder of 10.0% or more of any class of Capital Stock of the Issuer or any of the Restricted Subsidiaries, or (y) any Affiliate of the Issuer or any of the Restricted Subsidiaries (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Restricted Subsidiary, as the case may be; and

(2) the Issuer delivers to the Trustee:

(i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm of internationally recognized standing (or a local affiliate thereof) stating either (A) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to the Issuer or Restricted Subsidiaries, as the case may be, from a financial point of view or (B) that the terms of such Affiliate Transaction is, or series of related Affiliate Transactions are, not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary, as the case may be, with a Person that is not such a holder or Affiliate of the Issuer or such Restricted Subsidiary, as the case may be.

(b) The foregoing limitation does not limit, and will not apply to:

(1) directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;

(2) transactions between or among any members of the Restricted Group;

(3) any Restricted Payments not prohibited by Section 4.07 and any Permitted Investments other than those made pursuant to clause (3) of the definition thereof;

(4) transactions pursuant to agreements in effect on the Original Issue Date, or any amendment, modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the Issuer or the applicable Restricted Subsidiary, as the case may be, than the original agreement in effect on the Original Issue Date;

(5) transactions with a Person that is an Affiliate solely because the Issuer, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of the Issuer (other than any of the Restricted Subsidiaries) owns Capital Stock in such Person;

(6) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or any Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger;

(7) any Incurrence of, or amendment to, any Subordinated Shareholder Debt or Restricted Subsidiary Shareholder Debt (so long as in the case of any amendment, such Subordinated Shareholder Debt or Restricted Subsidiary Shareholder Debt, as the case may be, continues to satisfy the requirements set forth under the definition of “Subordinated Shareholder Debt” and “Restricted Subsidiary Shareholder Debt”, as the case may be, after giving effect thereto);

(8) any payments or other transactions pursuant to tax sharing arrangements between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(9) transactions with customers, clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s-length as determined in good faith by the Board of Directors of the Issuer or the applicable Restricted Subsidiary;

(10) loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of the Issuer or any of the Restricted Subsidiaries, as the case may be, not to exceed US$1.0 million (or the Dollar Equivalent thereof) in the aggregate at any one time outstanding;

(11) any issuance of Equity Interests (other than Disqualified Stock) or CCDs of the Issuer; and

(12) transactions described and permitted by, and complying with, Section 5.01.

Section 4.12 Liens.

The Issuer will not, directly or indirectly, incur, assume or permit to exist any Liens on the Collateral, other than Permitted Collateral Liens.

Section 4.13 Restricted Group’s Business Activities.

The Issuer will not, and the Issuer will ensure that each of the Restricted Subsidiaries will not, engage in any business other than a Permitted Business.

Section 4.14 [Reserved].

Section 4.15 [Reserved].

Section 4.16 Repurchase of Notes Upon a Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, each Holder will have the right to require the Issuer to redeem all or any part (equal to US$200,000 or an integral multiple of US$1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the Notes (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the Notes to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within ten (10) days following any Change of Control Triggering Event, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the Notes on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice.

(b) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of this Indenture by virtue of such compliance.

(c) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; and

(2) pay to the Holders an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered.

(d) The Issuer will provide to the Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of this Indenture are applicable.

(f) The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all of the Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant Section 3.07 unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(g) The Trustee shall not be required to take any steps to ascertain whether any Change of Control Triggering Event has occurred and shall not be liable to any person for any failure to do so.

Section 4.17 Anti-Layering.

The Issuer will not, and the Issuer will ensure that any Restricted Subsidiary that Guarantees the Notes will not, Incur any Anti-Layering Indebtedness if such Indebtedness is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantee, as the case may be, on substantially identical terms. This Section 4.17 does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantee securing or in favor of some but not all of such Indebtedness or by virtue of some Indebtedness being secured on a junior priority basis.

Section 4.18 [Reserved].

Section 4.19 [Reserved].

Section 4.20 Sales and Issuances of Capital Stock in Restricted Subsidiaries.

The Issuer will not sell, and the Issuer will ensure that each of the Restricted Subsidiaries will not issue or sell, any shares of Capital Stock of a Restricted Subsidiary, except:

(a) to the Issuer or any of the Wholly Owned Restricted Subsidiaries;

(b) the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale) to the extent such Capital Stock represents director’s qualifying shares or is required by applicable law, rule, regulation or order to be held by a Person other than the Issuer or any of the Wholly Owned Restricted Subsidiaries;

(c) the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale) to an offtaker or an Affiliate of an offtaker of a project owned and operated by such Restricted Subsidiary; provided that such Restricted Subsidiary applies the Net Cash Proceeds of such issuance or sale in accordance with Section 4.10, if and to the extent required thereby;

(d) the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale); provided that the Issuer or such Restricted Subsidiary applies the Net Cash Proceeds of such issuance or sale, to the extent required, in accordance with Section 4.10; or

(e) the issuance or sale of Capital Stock of a Restricted Subsidiary where, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; provided that:

(i) the Issuer complies with Section 4.10;

(ii) pro forma for the consummation of such issuance or sale and the use of proceeds thereof, the Restricted Group:

(1) either (x) could Incur at least US$1.00 of Indebtedness under (A) Section 4.09(a)(2)(i), Section 4.09(a)(2)(ii)(x) or Section 4.09(b)(7) (if such issuance or sale is consummated prior to June 1, 2020) or (B) Section 4.09(a)(3)(i) and Section 4.09(a)(3)(ii) (if such issuance or sale is consummated on or after June 1, 2020) or (y) would have both a Consolidated Net Leverage Ratio and an Operating Projects Net Leverage Ratio less than the actual Consolidated Net Leverage Ratio and Operating Projects Net Leverage Ratio immediately prior to such issuance or sale; and

(2) either (x) would have at least 3.5 GWs of Operating Project Assets remaining or (y) would be permitted to make any remaining Investment in such Person under Section 4.07 as if made on the date of such issuance or sale;

(iii) any Guarantee of any Indebtedness of any such Person by any member of the Restricted Group remaining on or after the sixtieth (60th) day post the consummation of such issuance or sale would be permitted to be made under Section 4.09 as if made on such sixtieth (60th) day (a “Minority Investment Guarantee”);

(iv) any remaining Investment in the form of loans or similar instruments in such Person would have been permitted to be made under Section 4.07; and

(v) in the case of any such issuance or sale of Capital Stock of a Restricted Subsidiary in connection with an INVIT Offering, the remaining Investment in the form of loans or similar instruments in such Person will be tested in relation to Section 4.07 on the same day that the immediately following consolidated financial statements of the Issuer (which may be internal management accounts) become available.

Notwithstanding the foregoing, a Restricted Subsidiary may issue Capital Stock to its shareholders on a pro rata basis or on a basis more favorable to the Issuer or other Restricted Subsidiary, as the case may be.

Section 4.21 Issuances of Guarantees by Restricted Subsidiaries.

(a) The Issuer will not permit any of the Restricted Subsidiaries to, directly or indirectly, Guarantee any Qualified Relevant Debt unless such Restricted Subsidiary: (1) simultaneously executes and delivers a supplemental indenture and provides for an unsubordinated Guarantee of the payment of the Notes that is senior to or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness; and (2) waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation as a result of any payment by such Restricted Subsidiary under its Guarantee until the Notes have been paid in full.

(b) Any Guarantee of a Restricted Subsidiary will be automatically released solely in relation to the Notes upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided under Article 8 and Article 12 upon repayment in full of the Notes and upon the release or discharge of the Guarantee that resulted in the creation of such Guarantee pursuant to this Section 4.21, except a discharge or release by or as a result of payment under such Guarantee, and upon any issuance or sale in accordance with Section 4.10 and Section 4.20 where the Restricted Subsidiary does not remain a Restricted Subsidiary after such issuance or sale.

Section 4.22 No Payments for Consent.

The Issuer will not directly or indirectly pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the timeframe set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes in connection with an exchange offer, the Issuer may exclude:

(a)	in connection with an exchange offer, Holders or beneficial owners of the Notes that are not “qualified institutional buyers” as defined in Rule 144A, and

(b)	in connection with any consent, waiver or amendment, Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Issuer to:

(i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including but not limited to the United States federal securities laws and the laws of the European Union or its member states),

(ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify,

(iii) generally consent to service of process in any such jurisdiction, or

(iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Section 4.23 Suspension of Certain Covenants.

If on any date following the date of this Indenture, the Notes have a rating of Investment Grade from at least one of the Rating Agencies and no Default or Event of Default has occurred and is continuing

(a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Notes cease to have a rating of Investment Grade from at least one of the Rating Agencies, Sections 4.07, 4.08, 4.09, 4.10, 4.13, 4.17, 4.20, 4.21 and 5.01(c) will be suspended.

Such covenants will be reinstated and apply according to their terms as of and from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of the Issuer or any Restricted Subsidiary properly taken in compliance with the provisions of this Indenture during the continuance of the Suspension Event.

Section 4.24 Permitted Pari Passu Secured Indebtedness.

On or after the Original Issue Date, the Issuer may create Liens on all or any part of the Common Collateral to secure Senior Indebtedness, including Additional Notes (such Indebtedness, “Permitted Pari Passu Secured Indebtedness”), which Liens are pari passu with the Liens for the benefit of the Holders, provided that: (1) the Issuer or any of the Restricted Subsidiaries was permitted to Incur such Indebtedness under this Indenture; and (2) the Issuer will deliver to the Trustee and the Security Trustee an Opinion of Counsel and an Officer’s Certificate with respect to corporate and collateral matters in connection with the Collateral Documents.

The Trustee and/or the Security Trustee, as the case may be, will be permitted, authorized and directed, without the consent of any Holder, to enter into any amendments or supplements to the Escrow Accounts Agreement, the Security Trustee Agreement, the Collateral Documents, the Security Sharing Agreement or this Indenture and take any other action necessary to permit the creation and registration of Liens on the Common Collateral to secure Permitted Pari Passu Secured Indebtedness in accordance with this Section 4.24 and the terms of this Indenture.

Section 4.25 Designation of Restricted Subsidiaries and Unrestricted Subsidiaries.

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (1) no Default shall have occurred and be continuing at the time of or after giving effect to such designation; (2) such Restricted Subsidiary does not own any Disqualified Stock of the Issuer or Disqualified Stock of a Restricted Subsidiary or hold any Indebtedness of, or any Lien on any property of, the Issuer, if such Disqualified Stock or Indebtedness could not be Incurred under Section 4.09 or such Lien would violate Section 4.12; (3) such Restricted Subsidiary has no outstanding Indebtedness that could trigger a cross-default to the Indebtedness of the Issuer or any of the Restricted Subsidiaries; and (4) the Investment deemed to have been made thereby in such newly designated Unrestricted Subsidiary and each other newly designated Unrestricted Subsidiary being concurrently redesignated would be permitted to be made by Section 4.07.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default shall have occurred and be continuing at the time of or after giving effect to such designation; (2) any Indebtedness of such Unrestricted Subsidiary outstanding at the time of such designation which will be deemed to have been Incurred by such newly designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred by Section 4.09; (3) any Lien on the property of such Unrestricted Subsidiary at the time of such designation, which Liens will be deemed to have been incurred by such newly designated Restricted Subsidiary as a result of such designation, would be permitted to be incurred by Section 4.12; and (4) such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary).

All designations must be evidenced by a Board Resolution delivered to the Trustee certifying compliance with the preceding provisions. The Trustee shall be entitled to accept such Board Resolution as sufficient evidence as to compliance with the provisions described above (and will not be responsible for any loss occasioned by acting in reliance on such Board Resolution).

Section 4.26 [Reserved].

Section 4.27 [Reserved].

Section 4.28 [Reserved].

Section 4.29 Use of Proceeds.

The Issuer will not use the net proceeds from the sale of the Notes issued on the Original Issue Date for any purpose other than (a) in the approximate amounts and for the purposes specified under the caption “Use of Proceeds” in the Offering Memorandum, and (b) pending the application of all of such net proceeds in such manner, to invest the portion of such net proceeds not yet so applied in Temporary Cash Equivalents.

Section 4.30 Government Approvals and Licenses; Compliance with Law.

The Issuer will, and the Issuer will ensure that the Restricted Subsidiaries will, (1) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Businesses; (2) preserve and maintain good and valid title to its properties and assets (including land-use rights); and (3) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure so to obtain, maintain, preserve and comply would not reasonably be expected to have a material adverse effect on (a) the business, results of operations or prospects of the Restricted Group, taken as a whole, or (b) the ability of the Issuer to perform its obligations under the Notes, this Indenture, the Escrow Account Agreement or the Collateral Documents.

Section 4.31 Maintenance of Books and Record; Inspection.

The Issuer will keep proper books of accounts and records and, at any time after an Event of Default or a Default has occurred and is continuing or if the Trustee reasonably believes or is notified by the Issuer or a Holder that such an event has occurred and is continuing, so far as permitted by applicable law and provided the same is not prohibited by any orders issued by any regulatory authorities having competent jurisdiction over the Issuer, allow the Trustee and any person appointed by the Trustee to whom the Issuer shall have no reasonable objection free access to such books of account at all reasonable times during normal business hours following reasonable prior notice from the Trustee to the Issuer.

Section 4.32 Escrow Account Agreement.

The Issuer will execute the Escrow Account Agreement with the Security Trustee no later than (i) two (2) months from the date on which a no-dues certificate is received from YES Bank Limited in relation to the letter of credit facility aggregating up to INR12,340,300,000 availed by the Issuer from YES Bank Limited for the SECI II Project; and (ii) July 31, 2020, whichever is earlier. Pursuant to the Escrow Account Agreement, the Issuer will establish an escrow account in relation to the SECI II Project and an interest service reserve account in accordance with the terms of the Escrow Account Agreement.

Section 4.33 Information Collection and Sharing

The Issuer agrees to provide, upon written request, to the Trustee and the Paying Agent, and consents to the collection and processing by the Trustee and the Paying Agent of, any authorizations, waivers, forms, documentation and other information, relating to the Issuer’s status (or the status of its direct or indirect owners or the Holders) or otherwise required to be reported, under FATCA (the “FATCA Information”). The Issuer agrees to inform the Trustee promptly, and in any event, within 30 days, in writing if there are any material changes to the FATCA Information supplied by the Issuer to the Trustee from time to time.

The Issuer hereby covenants with the Trustee and the Paying Agent that following the receipt of a written request from the Trustee and/or the Paying Agent for a determination as to the source and character for U.S. federal income tax purposes of any payment to be made by the Trustee or the Paying Agent pursuant to this Indenture or the Notes to enable the Trustee and/or the Paying Agent to determine whether or not it is required, in respect of any payments to be made by it hereunder or under or in respect of any Note, to make any withholding under FATCA, to use reasonable efforts to make such determination and to notify the Trustee and the Paying Agent the outcome of such determination.

Notwithstanding the foregoing, the Issuer shall not be required to provide any information pursuant to this Section 4.33 to the extent that (i) any such information is not reasonably available to the Issuer or (ii) doing so would or might in the reasonable opinion of the Issuer breach any Applicable Law, fiduciary duty or duty of confidentiality.

Section 4.34 Patriot Act

In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Banking Institution Law”), the Trustee and the Paying Agent are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Paying Agent. Accordingly, the Issuer agrees to provide to the Trustee and the Paying Agent upon its written request from time to time such identifying information and documentation as may be reasonably available to the Issuer in order to enable the Trustee and the Paying Agent to comply with Applicable Banking Institution Law, it being understood that the Issuer shall not be required to provide any information pursuant to this Section 4.34 to the extent that (i) any such information is not reasonably available to the Issuer or (ii) doing so would or might in the reasonable opinion of the Issuer breach any Applicable Law, fiduciary duty or duty of confidentiality.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, and Sale of Assets.

The Issuer will not merge or consolidate with or into another Person, or sell substantially all of its and the Restricted Subsidiaries’ assets taken as a whole, in one or more related transactions, unless:

(a)

either (1) it is the surviving entity or (2) the surviving entity is organized under the laws of India, Mauritius, The Netherlands, the Cayman Islands, the British Virgin Islands, Hong Kong, Singapore, Canada, the United Kingdom, any member state of the European Union, Switzerland, the United States, any state of the United States or the District of Columbia, and such surviving entity expressly assumes the obligations under this Indenture, the Notes, the Escrow Account Agreement, the Security Trustee Agreement and the Collateral Documents;

(b)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(c)

(1) the Consolidated Net Worth is, on a pro forma basis, at least the same as the Consolidated Net Worth immediately before such transaction and (2) either the Restricted Group, on a pro forma basis, (i) could Incur at least US$1.00 of Indebtedness under (x) Section 4.09(a)(2)(i), Section 4.09(a)(2)(ii)(x) or Section 4.09(b)(7) (for any transaction which is consummated prior to June 1, 2020) or (y) under Section 4.09(a)(3)(i) and Section 4.09(a)(3)(ii) (for any transaction which is consummated on or after June 1, 2020), or (ii) would have both a Consolidated Net Leverage Ratio and an Operating Projects Net Leverage Ratio less than or equal to the actual Consolidated Net Leverage Ratio and Operating Projects Net Leverage Ratio immediately prior to the consummation of any such transaction; and

(d)	the Issuer delivers an Officer’s Certificate and an Opinion of Counsel to the Trustee as to compliance with this Section 5.01.

Upon any transaction that is subject to, and that complies with the provisions of, this Section 5.01, the successor Person, if any, formed by such consolidation or into or with which the Issuer is merged or to which such sale is made, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of this Indenture referring to the “Issuer” shall instead include a reference to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer in this Indenture and the Issuer shall be released from all obligations under this Indenture and the Notes.

Section 5.02 [Reserved].

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default and Remedies.

Each of the following is an “Event of Default”:

(a) default in the payment of principal on (or premium, if any, on), any Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for one (1) Business Day;

(b) default in the payment of interest on any Notes when the same becomes due and payable and the continuance of any such failure for ten (10) Business Days;

(c) default in compliance with Section 5.01, or in respect of the Issuer’s obligations to make an offer to purchase upon a Change of Control Triggering Event or an Asset Sale;

(d) defaults under this Indenture (other than a default specified in clauses (a), (b) or (c) above), the Escrow Account Agreement or the Security Trustee Agreement and the

continuance of any such default for a period of sixty (60) consecutive days after written notice by the Trustee, the Security Trustee or the Holders of 25.0% or more in aggregate principal amount of the Notes is given to the Issuer;

(e) with respect to any Indebtedness of the Issuer or any of the Restricted Subsidiaries having an outstanding principal amount of (i) on or prior to the Mandatory Redemption Long-stop Date, US$75.0 million (or the Dollar Equivalent thereof) or more, and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) or more, (1) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and/or (2) the failure to make a principal payment when due (after giving effect to any grace period);

(f) the passage of sixty (60) consecutive days following entry of a final judgment or order against the Issuer or any of the Restricted Subsidiaries that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed to exceed (i) if on or prior to the Mandatory Redemption Long-stop Date, US$75.0 million (or the Dollar Equivalent thereof) and (ii) thereafter, US$150.0 million (or the Dollar Equivalent thereof) (in each case exclusive of any amounts for which a solvent (to the Issuer’s best knowledge) insurance company has acknowledged liability for);

(g) an involuntary case or other proceeding commenced against the Issuer or any of the Restricted Subsidiaries (other than a Non-Material Restricted Subsidiary) seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for sixty (60) consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;

(h) the Issuer or any of the Restricted Subsidiaries (other than a Non-Material Restricted Subsidiary):

(1) commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case;

(2) consents to the appointment of a receiver or trustee; or

(3) effects any general assignment for the benefit of creditors;

(i) any default by the Issuer in the performance of any of its obligations under the Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect;

(j) the repudiation by the Issuer of any of its obligations under the Collateral Documents or any of the Collateral Documents ceases to be or is not in full force or effect, or the Security Trustee ceases to have the prescribed priority of security interest in any of the Collateral; or

(k) the failure by the Issuer to create and perfect a security interest over the Collateral, or, where specifically provided, to take commercially reasonable steps to create and perfect a security interest over the applicable Collateral, for securing the obligations with respect to the Notes and the performance of all other obligations of the Issuer under this Indenture and the Notes within the time period(s) specified in Article 10.

Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h)) occurs and is continuing under this Indenture, the Trustee in its sole and absolute discretion or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(g) or (h) occurs with respect to the Issuer or any of the Restricted Subsidiaries, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust (including by giving appropriate instructions to the Security Trustee), any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture, including, but not limited to, directing the Security Trustee to initiate a foreclosure on the Collateral in accordance with the terms of the Collateral Documents and the Security Sharing Agreement, and take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction, the Collateral Documents and the Security Sharing Agreement. The Trustee and/or the Security Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Section 6.04 Waiver of Past Defaults.

The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee may, on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(a) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right or consequence thereon.

Section 6.05 Control by Majority.

(a) The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

(b) In addition, the Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

Section 6.06 Limitation on Suits.

A Holder may not pursue or institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or Trustee, or for any other remedy under this Indenture or the Notes, or give any instruction to the Security Trustee for enforcement of Collateral, unless:

(a) the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b) Holders of at least 25.0% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee and the Security Trustee indemnity and/or security and/or pre-funding satisfactory to the Trustee and the Security Trustee against any fees, costs, liability or expenses to be incurred in compliance with such request;

(d) the Trustee does not comply with the request within (x) sixty (60) days after receipt of the written request pursuant to Section 6.06(b), or (y) sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to Section 6.06(c), whichever occurs later; and

(e) during such sixty (60) day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a written direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder; provided that no amendment, waiver or other action taken by a Holder in accordance with the terms of this Indenture shall be deemed to prejudice the rights of any other Holder or constitute an action taken to obtain a preference or priority over another Holder in contravention of this Section 6.06.

Notwithstanding anything to the contrary in this Indenture or any other document relating to the Notes, in the event the Trustee shall receive instructions from two or more groups of Holders, each holding at least 25.0% in aggregate principal amount of the then outstanding Notes, and the Trustee believes (in its sole and absolute discretion and subject to such legal or other advice as it may deem appropriate) that such instructions are conflicting, the Trustee may, in its sole and absolute discretion, exercise any one or more of the following options:

(1) refrain from acting on any such conflicting instructions;

(2) take the action requested by the Holders of the highest percentage of the aggregate principal amount of the then outstanding Notes, notwithstanding any other provisions of this Indenture (and always subject to such indemnification and/or security and/or pre-funding as is satisfactory to the Trustee); and

(3) petition a court of competent jurisdiction for further instructions.

In all such instances where the Trustee has acted or refrained from acting as outlined above, the Trustee shall not be responsible for any losses or liability of any nature whatsoever to any party, subject to Section 7.01(c).

However, such limitations do not apply to the contractual right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the Note, which right will not be impaired or affected without the consent of the Holder.

None of the Trustee, its directors, officers or employees or any Agent is obligated to do anything to ascertain whether any Event of Default or Default has occurred or is continuing and will not be responsible to Holders or any other person for any loss arising from any failure by it to do so, and each of the Trustee, its directors, officers and employees and the Agents may assume that no such event has occurred and that the Issuer is performing all of its obligations under this Indenture and the Notes unless the Trustee, its directors, officers or employees or any Agent, as the case may be, has received written notice of the occurrence of such event or facts establishing that a Default or an Event of Default has occurred or that the Issuer is not performing all of its obligations under this Indenture and/or the Notes. The Trustee is entitled to rely on any Opinion of Counsel or Officer’s Certificate regarding whether an Event of Default has occurred.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium and Additional Amount, if any, and interest on the Notes, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amount, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and if the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07. The Trustee may participate as a member, voting or otherwise, of any committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions.

To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, that the Trustee is authorized to report the vote of any Holder on any such plan of reorganization, arrangement, adjustment or composition to the Note Custodian.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Security Trustee and the Agents, to the extent necessary to reimburse each of them for any properly incurred fees, costs and expenses (including, but not limited to, indemnity payments and fees and expenses of legal counsel) in connection with the collection or distribution of such amounts held or realized or in connection with properly incurred fees, costs and expenses (including legal fees and expenses) in enforcing its remedies under the applicable Collateral Documents, the administration of its duties under this Indenture and in relation to the Notes, and preserving the applicable Collateral and all amounts owed to, or for which the Trustee, the Security Trustee and the Agent are entitled to indemnification and/or security and/or pre-funding under, the applicable Collateral Documents, the Security Trustee Agreement or this Indenture and in relation to the Notes;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess properly incurred costs, including properly incurred attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE AND SECURITY TRUSTEE

Section 7.01 General.

The duties and responsibilities of the Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article 7.

(a) Except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee. In case an Event of Default has occurred and is continuing and the Trustee has received express written notice thereof, the Trustee shall exercise those rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. If a Default or an Event of Default occurs and is continuing, all Agents will be required to act on the Trustee’s direction. During the continuance of an Event of Default, the Trustee shall act upon the written direction of the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b) The Trustee is permitted to engage in other transactions and nothing herein shall obligate the Trustee to account for any profits earned from any business or transactional relationship; provided, however, that, if it acquires any conflicting interest, it must eliminate such conflict within ninety (90) days, or resign.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own fraud, gross negligence or willful misconduct.

(d) Neither the Trustee nor any of its officers, directors, employees, attorneys, delegates or agents will be responsible or liable for the existence, genuineness, value, title or protection of any Collateral securing the Notes, for the legality, enforceability, effectiveness, adequacy or sufficiency of the Collateral Documents, for the creation, perfection, continuation, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Collateral Documents or any delay in doing so. It is expressly understood and agreed that the Trustee shall have no responsibility for (i) monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (iii) taking any action to protect against any diminution in value of the Collateral; it being understood and agreed that all such obligations shall be the obligations of the Issuer.

(e) The Issuer hereby irrevocably waives, in favor of the Trustee and the Agents, any conflict of interest which may arise by virtue of the Trustee acting in various capacities under this Indenture, the applicable Collateral Documents or for other customers of the Trustee. The Issuer acknowledges that the Trustee, the Agents and their respective affiliates (together, the “Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Trustee and the Agents acting as in various capacities under this Indenture and the applicable Collateral Documents, that the Trustee and the Agents may not be entitled to share with the Issuer. The Trustee and the Agents will not disclose confidential information obtained from the Issuer (without its consent) to any of their other customers nor will any of them use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Trustee Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice will not constitute a conflict of interest for the purposes of this Indenture.

(f) The Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Indenture or any other agreement or other document, including the applicable Collateral Documents, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, adequacy, validity or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced, and the Trustee may accept without enquiry, requisition or objection such title as the Issuer may have property charged or assigned pursuant to the applicable Collateral Documents or any part thereof from time to time and shall not be bound to investigate or make any enquiry into the title of the Issuer to such property or any part thereof from time to time whether or not any default or failure is or was known to the Trustee, or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer, and the Trustee shall not at any time have any responsibility for the same and any Holders shall not rely on the Trustee in respect thereof.

(g) The Trustee will not be liable for any error of judgment made by its directors, officers and employees unless it is conclusively determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review, that the Trustee was grossly negligent in ascertaining the pertinent facts.

Section 7.02 Rights of Trustee.

Subject to Section 7.01:

(a) In the absence of fraud, gross negligence or willful misconduct on its part, the Trustee may request and conclusively rely, and will be fully protected and incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Trustee pursuant to any provision hereof, the Trustee shall examine the document to determine whether it conforms to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee shall not be obliged to monitor or track receipt of any document delivered under Section 7.01(a) to the Security Trustee or any Holder. The Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. Such certificate or opinion shall be full and complete authorization and protection for the Trustee in respect of any action taken, suffered or omitted by it hereunder and the Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may delegate duties to, and may act through its attorneys and agents. The Trustee shall not be responsible for supervising or monitoring or for the acts or omissions or misconduct or negligence of delegates, attorneys and agents appointed with due care by it hereunder. Upon an Event of Default, the Trustee shall be entitled to require all agents to act in accordance with its directions.

(d) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have instructed the Trustee in writing and offered to the Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction. The foregoing pre-funding requirements shall be in addition, and subject in all respects, to any other requirements of the Trustee regarding the indemnity, pre-funding or security to be provided to it in connection with any such enforcement request, including requirements regarding the creditworthiness of the requesting Holders. In the exercise of its duties, the Trustee shall not be responsible for the verification of the accuracy or completeness of any certification, opinion or other documents submitted to it by the Issuer in the fulfilment of its obligations under this Indenture and the Notes.

(e) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f) The Trustee is entitled to assume without enquiry, that the Issuer has performed in accordance with all of the provisions in this Indenture and the applicable Collateral Documents, unless notified to the contrary.

(g) In connection with the exercise by it of its trusts, powers, authorities or discretions (including, without limitation, any modification, waiver, authorization or determination), the Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, the Trustee or any other Person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders.

(h) The Trustee has no obligation to monitor the financial performance of the Issuer.

(i) The Trustee, its directors, officers and employees shall not be deemed to have knowledge or notice of any Event of Default or Default hereunder unless and until it obtains express written notification of such Event of Default or Default from the Issuer or as otherwise contemplated herein describing the circumstances of such, and identifying the circumstances constituting such Event of Default or Default.

(j) The Trustee and the Agents will treat information relating to or provided by the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the processing, transfer and disclosure by the Trustee and the Agents of any information, including FATCA Information, relating to or provided by the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Trustee and the Agents and third parties (including service providers) selected by any of them with due care, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with applicable law). The Trustee and the Agents and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by, or to, any court, legal process, applicable law or authority including any auditor of the Issuer and including any payor or payee as required by applicable law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The Issuer (a) acknowledges that the transfers permitted by this Section

7.02(j) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has, to the extent required by law, provided to and secured from any person regarding whom it has provided information to the Trustee and the Agents any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 7.02(j) and that it will, to the extent required by law, provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Trustee and Agents in the future.

(k) In no event shall the Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7.02(k) shall survive the termination or expiry of this Indenture, repayment of the Notes or the resignation or removal of the Trustee.

(l) The Trustee shall not be obligated to supervise the performance of any parties to this Indenture, the Notes and the applicable Collateral Documents, of their respective obligations under such agreements.

(m) If an Event of Default shall have occurred and is continuing or if the Trustee is requested by the Issuer to undertake duties which are outside the scope of the Trustee’s duties under this Indenture, the Issuer will pay such additional remuneration as the Issuer and the Trustee may agree.

(n) Notwithstanding anything to the contrary in this Indenture, the Trustee shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system, credit risks of clearing banks, agents or systems and any other market conditions affecting the execution or settlement of transactions or any event where, in the reasonable opinion of the Trustee, performance of any duty or obligation under or pursuant to this Indenture would or may be illegal or would result in the Trustee being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Trustee is subject.

(o) Notwithstanding anything else contained in this Indenture, the Trustee and the Agents may refrain without liability from doing anything that would or might in their opinion be contrary to any law of any state or jurisdiction (including, but not limited to, any laws of England and Wales, Hong Kong, and the United States or any jurisdiction forming a part of it) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in their opinion, necessary to comply with any such law, directive or regulation. Furthermore, the Trustee may also refrain from taking such action if, in its opinion which may be based upon such legal advice, it would otherwise render it liable to any person in that jurisdiction or if it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

(p) Notwithstanding anything else herein contained, the Trustee and the Agents may without liability refrain from acting or do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

(q) The Trustee may consult with counsel or other professional advisors of its selection and the written advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(r) No provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers.

(s) [Reserved.]

(t) The rights, privileges, protections, immunities, limitations of liability and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, HSBC Bank USA, National Association in its capacity as paying agent, transfer agent and registrar.

(u) Nothing in this Indenture shall require the Trustee or any Agent to exercise any discretion in making any investments of any money at any time received by it pursuant to any of the provisions of this Indenture. The Trustee and the Agents shall be entitled to hold funds uninvested without liability to account for any interest to any party hereto.

(v) Any provision hereof providing that the Trustee may act shall grant discretion to act but not create or imply any duty of the Trustee to act or to exercise any duty of care in deciding whether to act.

Section 7.03 Individual Rights of Trustee.

The Trustee, in its individual or any other capacity, its officers, directors, employees and affiliates may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not appointed hereunder, and may act on, or as depositary or trustee for, any committee or body of Holders or in connection with any other obligations of the Issuer as freely as if the Trustee were not appointed hereunder. Nothing herein shall obligate the Trustee to account for any profits earned from any business or transactional relationship. Any Agent may do the same with like rights.

Section 7.04 Trustee’s Disclaimer.

The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, is not accountable for the Issuer’s use or application of the proceeds from the Notes, is not responsible for any statement in the Notes, the Indenture or in any document issued in connection with the sale of the Notes or in the Notes, other than its certificates of authentication and shall not have any responsibility for the Issuer’s or any Holder’s compliance with any state or U.S. federal securities law in connection with the Notes.

Section 7.05 Notice of Defaults.

If any Default occurs and is continuing and the Trustee has received written notice of such, the Trustee will send notice of the Default to each Holder within ninety (90) days after it occurs, or, if later, within fifteen (15) days after the Trustee has been notified in writing unless, the Default has been cured and notice to such effect is provided to the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Notes, the Trustee may withhold the notice if and so long as the Trustee determines that withholding the notice is in the interests of the Holders.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Issuer agrees to be responsible for and will pay the Trustee compensation as agreed upon in writing for its services. The compensation of the Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee upon request for all out-of-pocket expenses, disbursements and advances (including costs of collection) properly incurred or made by the Trustee, including the compensation, expenses and disbursements of the Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within its employ. If an Event of Default shall have occurred or if the Trustee finds it expedient or necessary or is requested by the Issuer to undertake duties which are of an exceptional nature or otherwise outside the scope of the Trustee’s normal duties under this Indenture, the Issuer will pay such additional remuneration as it may agree.

(b) The Issuer agrees to be responsible for and will indemnify the Trustee or any predecessor Trustee and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without fraud, gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Indenture and its duties under this Indenture, the Notes and the Collateral Documents, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture, the Notes and the applicable Collateral Documents and (ii) the properly incurred compensation, expenses and disbursements of the Trustee’s agents, attorneys, delegates and counsel and other Persons not regularly within the Trustee’s employ. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Trustee will notify the Issuer promptly of any proposed settlement for which it may seek indemnity.

(c) To secure the Issuer’s payment obligations in this Section 7.07, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, and interest on, particular Notes.

(d) All compensation and indemnity payments made by the Issuer to the Trustee under this Section 7.07 shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties or governmental charges of whatever nature. If the Issuer is required by any applicable law or regulation to withhold or deduct any taxes, the Issuer shall pay such additional amounts as may be necessary so that the net amount received by the Trustee after such withholding or deduction will not be less than the amount the Trustee would have received had such taxes not been withheld or deducted. This Section 7.07 shall survive the repayment, redemption or maturity of the Notes, the satisfaction and discharge or termination or expiry of this Indenture, and the resignation, termination or removal of the Trustee.

(e) When the Trustee incurs expenses after the occurrence of an Event of Default specified in Section 6.02 with respect to the Issuer, the compensation and expenses (including without limitation the properly incurred fees and expenses of agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.08 Replacement of the Trustee.

(a) The Trustee may resign at any time by providing forty-five (45) days’ prior written notice to the Issuer.

(b) The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by providing sixty (60) days’ prior written notice to the Trustee.

(c) The Issuer may remove the Trustee if: (1) the Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Trustee (or holding company thereof) or its property; or (3) the Trustee (or holding company thereof) becomes incapable of acting.

(d) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section

7.08.

(e) If the Trustee has been removed by the Holders, Holders of a majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Issuer. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. If the successor Trustee does not deliver its written acceptance within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee may (at the expense of the Issuer) appoint a successor Trustee or the retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Issuer, (i) the retiring Trustee will transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Trustee will become effective, and (iii) the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. Upon request of any successor Trustee, the Issuer will execute any and all instruments for fully vesting in and confirming to the successor Trustee all such rights, powers and trusts. The Issuer will give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.

(g) Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09 Replacement of the Security Trustee.

(a) The Security Trustee may resign or may be removed by the Trustee and the Holders in accordance with clause 9.1 (Resignation of the Security Trustee; Appointment of Successor) of the Security Trustee Agreement.

(b) The Holders of a majority in principal amount of the outstanding Notes may remove the Security Trustee and require the Security Trustee to tender its resignation in accordance with clause 9.1 (Resignation of the Security Trustee; Appointment of Successor) of the Security Trustee Agreement.

(c) The Issuer may remove the Security Trustee if: (1) the Security Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (2) a receiver or other public officer takes charge of the Security Trustee (or holding company thereof) or its property; or (3) the Security Trustee (or holding company thereof) becomes incapable of acting.

(d) A resignation or removal of the Security Trustee and appointment of a successor Security Trustee will become effective only upon the successor Security Trustee’s acceptance of appointment as provided in clause 9.1 (Resignation of the Security Trustee; Appointment of Successor) of the Security Trustee Agreement.

(e) The Holders of a majority in principal amount of the Notes may appoint a successor Security Trustee with the consent of the Issuer. Otherwise, if the Security Trustee resigns or is removed, or if a vacancy exists in the office of Security Trustee for any reason, the Issuer will promptly appoint a successor Security Trustee. If the successor Security Trustee does not deliver its written acceptance within thirty (30) days after the retiring Security Trustee resigns or is removed, the retiring Security Trustee may (at the expense of the Issuer) appoint a successor Security Trustee or the retiring Security Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Security Trustee.

(f) The appointment of the successor Security Trustee and other related matters will also be governed by clause 9.1 (Resignation of the Security Trustee; Appointment of Successor) of the Security Trustee Agreement. The Issuer will give notice of any resignation and any removal of the Security Trustee and each appointment of a successor Security Trustee to all Holders, and include in the notice the name and address of the successor Security Trustee.

Section 7.10 Successor Trustee by Merger, etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Indenture) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.

Section 7.11 Money Held in Trust.

The Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.12 Trustee’s Authorizations to the Security Trustee

The Trustee hereby authorizes the Security Trustee, in accordance with the terms of this Indenture:

(a) to execute the Escrow Account Agreement, and the Collateral Documents as are required to be executed by the Security Trustee and to accept the deposit of title deeds, to keep in custody, the documents, deeds and writings in relation to the Collateral and do any other act necessary or required for the creation and perfection of the Security or Lien under the Collateral Documents to which it is a party;

(b) to execute and deliver all other documents, agreements, instruments and certificates and do all other actions as set out under this Indenture, the Collateral Documents and other documents executed in relation to the Notes to which the Security Trustee is a party;

(c) to enforce the security over the Collateral upon acceleration pursuant to the occurrence of an Event of Default on the instructions of the Trustee in accordance with the provisions of this Indenture and Applicable Law and to receive and disburse all monies in accordance with this Indenture and other documents executed in relation to the Notes and, in relation to the Common Collateral, the Security Sharing Agreement;

(d) to take whatever action that is required to be taken by the Security Trustee in accordance with the terms and provisions of the Security Trustee Agreement, this Indenture, the Collateral Documents, the Escrow Account Agreement and other documents executed in relation to the Notes and exercise its rights and perform its duties and obligations hereunder and thereunder;

(e) subject to the terms and provisions of the Security Trustee Agreement, this Indenture, the Collateral Documents, the Escrow Account Agreement and other documents executed in relation to the Notes, to take such other action in connection with the foregoing as the Trustee or the Holders may from time to time direct;

(f) to give the confirmation on behalf of the Holders and the Trustee that other creditors of the Issuer have been given a reasonable opportunity to exchange views before taking any action that could affect the Common Collateral as provided in the Security Sharing Agreement; and

(g) to promptly make available to other creditors of the Issuer any material information which it receives which has a bearing on the Common Collateral, and the occurrence of an event of default (howsoever described) in relation to the other credit facilities of the Issuer and such other material information as may be required to comply with the provisions of the Security Sharing Agreement, and the Security Trustee hereby agrees to act as so authorized by the Trustee.

The Trustee (acting for and on behalf of the Holders) agrees and acknowledges that if the Security Trustee is acting as a security trustee for the benefit of more than one creditor of the Issuer having the benefit of security over the Collateral, then the Security Trustee may receive conflicting instructions from such creditors, and the Security Trustee, acting on the instructions so received, may need to take action in relation to enforcement of security over the Collateral even though the action may be contrary to the instruction received from the Trustee. In such event, the Security Trustee shall not be liable to the Trustee or the Holders for taking such action, to the extent it was acting in accordance with the instructions received from another creditor of the Issuer having the benefit of security over the Collateral as per the terms of the applicable financing documents.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in the relevant Sections, as the case may be.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, the Notes when such payments are due from the trust referred to below;

(b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Indenture.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.02, 4.05 and 4.06) on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f) and (i) through (k) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or Section 8.03:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b) in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that (1) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (2) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit (or any other deposit relating to other Indebtedness being defeased, discharged or satisfied substantially concurrently with the Notes) and the granting of Liens securing such borrowing);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture or any other agreement or instrument governing or evidencing other Indebtedness being defeased, discharged or satisfied substantially concurrently with the Notes) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(f) the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(g) the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee, cost or other charge imposed on or assessed against the cash deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(g)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium and Additional Amount if any, or interest on, any Notes and remaining unclaimed for two (2) years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The Wall Street Journal (Asia edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or any Paying Agent is unable to apply any amounts in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium and Additional Amount if any, or interest on, any Note following the reinstatement of their obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or any Paying Agent.

The Issuer shall pay and indemnify the Trustee (or if applicable, such other entity) against any tax, fee or other charge imposed on or assessed against the cash deposited pursuant to Section 8.02 or Section 8.03, as the case may be, of the principal or interest received thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02, the Issuer, the Trustee and the Security Trustee, as the case may be, may amend or supplement this Indenture, the Notes, the Security Trustee Agreement, the Escrow Account Agreement, the Collateral Documents or the Security Sharing Agreement without the consent of any Holder:

(a) to cure any ambiguity, defect, omission or inconsistency;

(b) to provide for certificated Notes in addition to or in place of uncertificated Notes (provided that the certificated Notes are in registered form for purposes of Section 163(f) of the U. S. Internal Revenue Code of 1986, as amended);

(c) to provide for the assumption of the Issuer’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets;

(d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(e) to conform the text of this Indenture, the Notes, the Security Trustee Agreement, the Escrow Account Agreement, the Collateral Documents or the Security Sharing Agreement to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision thereof;

(f) to provide for the issuance of Additional Notes in accordance with the covenants set forth in this Indenture;

(g) to effect any changes to this Indenture in a manner necessary to comply with the procedures of the relevant clearing system;

(h) to evidence and provide for the acceptance of appointment by a successor Trustee or Security Trustee;

(i) to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of this Indenture or the Collateral Documents in accordance with the terms of this Indenture or the Collateral Documents; or

(j) to enter into any amendment or supplement to or grant any waiver under the Security Sharing Agreement, the Security Trustee Agreement or the Escrow Account Agreement in order to account for the Incurrence of any Permitted Pari Passu Secured Indebtedness or for any other action which is permitted under, or not restricted by, this Indenture.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and/or the Security Trustee, as applicable, of the documents described in Section 7.02, the Trustee and the Security Trustee will join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s or the Security Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Security Trustee may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture.

Section 9.02 With Consent of Holders.

Except as provided in this Section 9.02, this Indenture, the Notes, the Security Trustee Agreement, the Escrow Account Agreement, the Collateral Documents and the Security Sharing Agreement may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Security Trustee Agreement, the Escrow Account Agreement, the Collateral Documents or the Security Sharing Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Security Trustee of evidence satisfactory to the Trustee and the Security Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee and/or the Security Trustee, as applicable, of the documents described in Section 7.02, the Trustee and the Security Trustee will join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s or the Security Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Security Trustee may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes.

Without the consent of Holders holding at least 90.0% in principal amount of the Notes outstanding (including Additional Notes), an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes (including Additional Notes) held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of the Notes;

(c) change the redemption date(s) or the redemption price of the Notes from that stated under Section 3.07, Section 3.08 or Section 3.10;

(d) reduce the rate of, or change the currency or change the time for payment of, interest, including default interest, on any Notes;

(e) waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(f) reduce the amount payable upon a Change of Control Offer or an Excess Proceeds Repurchase Offer or change the time or manner a Change of Control Offer or an Excess Proceeds Repurchase Offer may be made or by which the Notes must be redeemed pursuant to a Change of Control Offer or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Change of Control Offer or Excess Proceeds Repurchase Offer has arisen;

(g) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes;

(h) waive a redemption payment with respect to any Note (other than a payment required by Section 4.16);

(i) release any Collateral from the applicable Lien of this Indenture and the applicable Collateral Document, except (i) the release of the Pledge Collateral for the creation of any Permitted Collateral Lien over such Pledge Collateral for which no consent of any Holder would be required, provided that the security interest over the Pledge Collateral is re-created in favor of the Security Trustee for the benefit of the Holders and for the purposes of the relevant Permitted Collateral Lien immediately after the release of such Collateral by the Security Trustee; and (ii) as set forth in Article 10;

(j) amend, supplement or grant any waiver under the Security Sharing Agreement, the Security Trustee Agreement or the Escrow Account Agreement (i) that would adversely impact the priority of payments with respect to the Notes and/or the right to receive payments with respect to the Notes; or (ii) relating to any action or change not permitted under this Indenture; or

(k) make any change in the preceding amendment and waiver provisions.

Section 9.03 Supplemental Indenture.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Registrar or Authenticating Agent shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture, that such amendment, supplement or waiver constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment, supplement and waiver and all conditions precedent in this Indenture, and, if applicable, the Collateral Documents to such amendment, supplement or waiver have been satisfied.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

The due and punctual payment of the principal of, and interest and Additional Amounts, if any, on, the Notes, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts (to the extent permitted by law), if any, on the Notes and the performance of all other obligations of the Issuer to the Holders and the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, will be secured as provided in the Collateral Documents which the Issuer and the Security Trustee, as applicable, will enter into.

The Lien over the Original Project Collateral will be created and perfected on or prior to the earlier of (i) two (2) months from the date on which a no-dues certificate is received from YES Bank Limited in relation to the letter of credit facility aggregating up to INR 12,340,300,000 availed by the Issuer from YES Bank Limited for the SECI II Project; and (ii) the Security Creation Date, except in relation to: (a) the revenue land in respect of the SECI II Project, which will be created and perfected on or prior to the later of (I) the Security Creation Date; and (II) ninety (90) days after the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the Holders and the Hedge Counterparties (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Trustee acting on behalf of the Holders, or the Security Trustee acting on their behalf) with the Government of Gujarat; (b) the private land in respect of the SECI II Project, which will be created and perfected on or prior to the later of (I) the Security Creation Date; and (II) ninety (90) days from the date of completion of final mutation of the entire land in the name of the Issuer and the receipt of approval for conversion of land use in respect of the entire land; and (c) the power purchase agreement (including the receivables, rights and benefits thereunder), engineering, procurement and construction contracts (including the erection and commissioning, civil works, supply and services contracts), composite supply agreements, coordination agreements, land agreements, wrap agreements, development agreement and operations and maintenance contract for the SECI II Project, in respect of which the Issuer will take commercially reasonable steps to create and perfect such Lien on or prior to the Security Creation Date.

The Lien over the Original Pledge Collateral will be created and perfected no later than the Security Creation Date.

The Lien over the Common Collateral shall be created on a pari passu basis for the benefit of the Holders, the Persons extending any Permitted Pari Passu Secured Indebtedness and the hedging counterparties in relation to the Notes and Permitted Pari Passu Secured Indebtedness (the “Hedge Counterparties”).

The Lien over the Exclusive Collateral shall be created on an exclusive basis for the benefit of the Holders. For the avoidance of doubt, any amounts recovered from enforcement of the Lien over the Common Collateral shall be distributed in the priority set forth under the Security Sharing Agreement.

The Issuer and the Security Trustee have executed a security trustee agreement on or about the date hereof (the “Security Trustee Agreement”) wherein the Issuer has appointed the Security Trustee to act as the security trustee for the benefit of, among others, the Holders and, among other things, hold the Collateral for the benefit of the Holders. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes the Trustee to direct the Security Trustee to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Trustee pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of such Collateral Document, to assure and confirm to the Trustee and the Security Trustee the security interest in the Collateral contemplated hereby, by such Collateral Document or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intents and purposes herein expressed. The Issuer will take, including upon request of the Trustee, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Issuer, a valid and enforceable perfected prescribed priority of security interest in and on all the Collateral, in favor of the Security Trustee for the benefit of the Holders and the Trustee and subject to no other Liens than Permitted Collateral Liens.

Section 10.02 Delivery of CFO Certificates.

(a) No later than one (1) month after the Security Creation Date, the Issuer shall provide to the Trustee and the Security Trustee a certificate from its chief financial officer (the “First CFO Certificate”) setting out: (i) the Security Coverage Ratio calculated based on the audited financial statements for the fiscal year ending March 31, 2020; (ii) the Asset Coverage Ratio calculated based on the audited financial statements for the fiscal year ending March 31, 2020; (iii) the aggregate principal amount of the Notes outstanding as of March 31, 2020; and (iv) the Aggregate Permitted Pari Passu Secured Indebtedness as of March 31, 2020. A certificate from an independent chartered accountant setting out the fair market value (as of March 31, 2020) of: (a) the Original Collateral and the Original Project Collateral over which the Lien has been created; and (b) if any Permitted Pari Passu Secured Indebtedness is secured by any Non-Collateral Assets, such Non-Collateral Assets, will be annexed to the First CFO Certificate.

(b) After the first testing of the Security Coverage Ratio, for so long as the Notes remain outstanding, the Issuer shall, on or prior to the expiry of one (1) month after (i) the provision of the annual report as required under Section 4.03(a)(1) or (ii) the provision of the Relevant Financial Statements under Section 4.03, as applicable, provide to the Trustee and the Security Trustee a certificate from its chief financial officer (the “Subsequent CFO Certificate”) setting out: (a) the Security Coverage Ratio calculated as of the relevant Subsequent SCR Test Date; and (b) the Aggregate Permitted Pari Passu Secured Indebtedness as of such Subsequent SCR Test Date. A certificate from an independent chartered accountant setting out the fair market value (as of such Subsequent SCR Test Date) of: (a) the Collateral; and (b) if any Permitted Pari Passu Secured Indebtedness is secured by any Non-Collateral Assets, such Non-Collateral Assets, will be annexed to the Subsequent CFO Certificate.

(c) On or prior to the expiry of one (1) month after the provision of the Relevant Financial Statements under Section 4.03, the Issuer shall provide to the Trustee and the Security Trustee a certificate from its chief financial officer (the “Subsequent ACR CFO Certificate”) setting out: (i) the Asset Coverage Ratio calculated as of the relevant Subsequent ACR Test Date, based on the Relevant Financial Statements; and (ii) the aggregate principal amount of the Notes including the Additional Notes, if any, outstanding as of the last date of the period for which the Relevant Financial Statements have been prepared. A certificate from an independent chartered accountant setting out the fair market value of the Project Collateral as of the last date of the period for which the Relevant Financial Statements have been prepared will be annexed to the ACR CFO Certificate.

Section 10.03 [Reserved].

Section 10.04 Release of Collateral.

(a) Subject to subsections (c) and (d) of this Section 10.04, the Collateral may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents and as provided in this Indenture and below:

(i) Upon the request of the Issuer pursuant to an Officer’s Certificate provided to the Trustee and the Security Trustee stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Issuer) the Security Trustee will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided that if such sale, conveyance or disposition constitutes an Asset Sale, the Issuer will apply the net proceeds in accordance with Section 4.10. Upon receipt of such Officer’s Certificate, the Security Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of the Collateral permitted to be released pursuant to this Indenture or the Collateral Documents. No Collateral may be released from the Lien and security interest created by the Collateral Documents pursuant to the provisions of the Collateral Documents, under this clause (i) unless the Officer’s Certificate has been delivered to the Trustee.

(ii) If, as of a SCR Test Date, the Security Coverage Ratio is less than 1.0, the Issuer shall, no later than one (1) month from the delivery of the CFO Certificate: (A) create and perfect or cause to be created and perfected a Lien, on a pari passu basis for the benefit of the Holders, the Persons extending any Permitted Pari Passu Secured Indebtedness and the Hedge Counterparties, over any other assets, properties and investments (whether in the form of shares, securities or otherwise) as permitted under the ECB Regulations, or fund the Escrow Account with Additional Collateral Amounts (such assets and Additional Collateral Amounts, the “Additional Collateral”), such that after giving pro forma effect to the Lien created over the Additional Collateral, the Security Coverage Ratio would not be less than 1.0 as of such SCR Test Date; and (B) provide to the Trustee and the Security Trustee (x) a certificate from its chief financial officer confirming that after giving pro forma effect to the Lien over the Additional Collateral, the Security Coverage Ratio would not be less than 1.0 as of such SCR Test Date and (y) a certificate from an independent chartered accountant setting out the fair market value of the Additional Collateral as of the SCR Test Date annexed to such chief financial officer certificate.

(iii) If the Asset Coverage Ratio is less than the Required Asset Coverage Ratio as of any ACR Test Date, the Issuer shall, no later than one (1) month from the delivery of the relevant ACR CFO Certificate: (i) create and perfect or cause to be created and perfected a Lien, on a pari passu basis for the benefit of the Holders, over all assets (including movable, immovable and current assets) related to one or more Collateral Projects (other than any shares or securities) as permitted under the ECB Regulations (except to the extent that governmental or third-party approvals are required for the creation of any portion of such Lien, in which case the Lien over such assets will be created within three (3) months from the receipt of all such approvals), or fund the Escrow Account with Additional Collateral Amounts (such assets and Additional Collateral Amounts, the “ACR Project Collateral”), such that after giving pro forma effect to the Lien over the ACR Project Collateral, the Asset Coverage Ratio would not be less than the Required Asset Coverage Ratio as of the relevant ACR Test Date; and (ii) provide to the Trustee and the Security Trustee a certificate from its chief financial officer confirming that after giving pro forma effect to the Lien over the ACR Project Collateral, the Asset Coverage Ratio would not be less than the Required Asset Coverage Ratio as of the relevant ACR Test Date and a certificate from an independent chartered accountant setting out the fair market value of the ACR Project Collateral as of the relevant ACR Test Date will be annexed to such chief financial officer certificate.

(iv) If the Security Coverage Ratio exceeds 1.0 as of a SCR Test Date or as of a Collateral Release Date, the Issuer shall be entitled (but not obligated) to require the Security Trustee to release the Lien created for the benefit of the Holders over all or any part of the Pledge Collateral and/or the Project Collateral (which is not Original Project Collateral) and/or to withdraw any Additional Collateral Amounts from the Escrow Account as long as: (A) the Issuer indicates in the applicable CFO Certificate or Collateral Release Certificate its intention to undertake such a release and/or withdrawal; (B) after giving pro forma effect to such release and/or withdrawal, the Security Coverage Ratio would not be less than 1.0 as of the most recent preceding SCR Test Date; (C) after giving pro forma effect to such release and/or withdrawal, the Asset Coverage Ratio would not be less than the Required Asset Coverage Ratio as of the most recent preceding ACR Test Date (provided that, this condition (C) would not be required to be tested at the time of such release and/or withdrawal if (a) such release is in respect of Pledge Collateral (and not Project Collateral); or (b) the Lien over the relevant Project Collateral proposed to be released had been created, or the relevant Additional Collateral Amounts proposed to be withdrawn had been deposited, pursuant to the Security Coverage Ratio being less than 1.0 as of a SCR Test Date, and the Asset Coverage Ratio as of the ACR Test Date falling on or immediately preceding such SCR Test Date was not less than the Required Asset Coverage Ratio) and (D) the Lien over such Pledge Collateral and/or such Project Collateral (which is not Original Project Collateral), which has been created for the benefit of the Persons extending any Permitted Pari Passu Secured Indebtedness and the Hedge Counterparties, is also released within the period commencing 60 days prior to, and ending 60 days after, the release of the Lien created for the benefit of the Holders; provided that if the Persons extending any Permitted Pari Passu Secured Indebtedness or the Hedge Counterparties fail to release the Lien created for their benefit within 60 days after the release of the Lien created for the benefit of Holders, the Issuer shall promptly re-create and perfect such Lien for the benefit of the Holders (in the same form and manner as it existed prior to the release).

(v) At any point in time, the Issuer may, at its option, create or cause the creation of a Lien for the benefit of the Holders, the Persons extending any Permitted Pari Passu Secured Indebtedness and the Hedge Counterparties over:

(A) any other assets, properties or investments (whether in the form of shares, securities or otherwise) as permitted under the ECB Regulations; and

(B) any other assets, properties or investments (whether in the form of shares, securities or otherwise) as permitted under the ECB Regulations,

in replacement of any Lien over any Pledge Collateral and/or any Project Collateral (which is not Original Project Collateral), and/or of any Additional Amounts deposited in the Escrow Account, such that after giving pro forma effect to such replacement (by the creation and release of the relevant Liens), (a) the Security Coverage Ratio would not be less than 1.0 as of the most recent preceding SCR Test Date; and (b) the Asset Coverage Ratio would not be less than the Required Asset Coverage Ratio as of the most recent preceding ACR Test Date; provided that, this condition (b) would not be required to be tested at the time of such replacement if (x) such release is in respect of Pledge Collateral (and not Project Collateral); or (y) the Lien over the relevant Project Collateral proposed to be released had been created, or the relevant Additional Collateral Amounts proposed to be withdrawn had been deposited, pursuant to the Security Coverage Ratio being less than 1.0 as of a SCR Test Date, and the Asset Coverage Ratio as of the ACR Test Date falling on or immediately preceding such SCR Test Date was not less than the Required Asset Coverage Ratio); provided further that a release of any Lien may be undertaken within a period of 60 days after the creation of the relevant additional Lien.

(vi) The Liens created by this Indenture and the Collateral Documents to secure the obligations of the Issuer under the Notes and this Indenture will also be released (1) upon the full and final payment and performance of the obligations of the Issuer under the Notes and this Indenture or (2) upon Legal Defeasance or Covenant Defeasance pursuant to the provisions set forth under Article 8 or discharge of this Indenture in accordance with the provisions set forth under Article 12.

Substantially concurrently with the release of any Lien over any Collateral and/or any withdrawal of Additional Collateral Amounts in compliance with the conditions as set forth in Section 10.04(a)(v) and (vi), the Issuer will provide to the Trustee and the Security Trustee a certificate from its chief financial officer confirming that after giving pro forma effect to such release and/or withdrawal, the Security Coverage Ratio would not be less than 1.0 as of the most recent preceding SCR Test Date and (if required) the Asset Coverage Ratio would not be less than the Required Asset Coverage Ratio as of the most recent preceding ACR Test Date. The consent of the Holders, the Trustee and the Security Trustee shall not be required for any release of the Collateral in compliance with the conditions as set forth in Section 10.04(a) and the Security Trustee shall promptly effectuate such release and execute all such documents as may be required for such release.

(b) [Reserved].

(c) At any time when the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Issuer has delivered a notice of acceleration to the Security Trustee, no release of applicable Collateral pursuant to the provisions of the applicable Collateral Documents will be effective as against the Holders.

(d) The release of the applicable Collateral from the terms of this Indenture and the applicable Collateral Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent such Collateral is released pursuant to the terms of such Collateral Document.

Section 10.05 Authorization of Actions to Be Taken by the Trustee Under the Collateral Documents.

Subject to the provisions of Sections 7.01 and 7.02, the Trustee may, in its sole discretion and without the consent of the Holders and upon instructions of Holders of at least 25.0% in aggregate principal amount of Notes outstanding shall, subject to receipt of indemnity and/or security and/or pre-funding satisfactory to it, direct, on behalf of the Holders, the Security Trustee to, take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the applicable Collateral Documents and the Security Sharing Agreement; and

(b) collect and receive any and all amounts payable in respect of the obligations of the Issuer hereunder.

The Security Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Security Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in such Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.06 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the applicable Collateral Documents and the Security Sharing Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Sharing Agreement.

Section 10.07 Termination of Security Interest.

Upon the payment in full of all Obligations of the Issuer under this Indenture and the Notes, or upon Legal Defeasance, Covenant Defeasance and satisfaction and discharge, the Trustee will, at the written request of the Issuer, deliver a certificate to the Security Trustee stating that such Obligations have been paid in full, and instruct the Security Trustee to release the Liens pursuant to this Indenture and the Collateral Documents.

ARTICLE 11

[RESERVED]

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)	either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid by the Issuer, have been delivered to the Paying Agent for cancellation; or

(2) all Notes that have not been delivered to the Paying Agent for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one (1) year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee (or another entity designated by the Trustee for such purpose or its agent) as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Paying Agent for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge or any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings/any instrument governing or evidencing other Indebtedness being defeased, discharged or satisfied substantially concurrently with the Notes);

(c) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 12.01, the provisions of Sections 12.02 and 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal and premium and Additional Amount, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money in accordance with this Section 12.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

ReNew Power Private Limited

ReNew Hub, Commercial Block-1, Zone 6

Golf Course Road, DLF City Phase-V

Gurugram, 122009, Haryana, India

Attention: Mr. Kailash Vaswani

Facsimile No.: +91 124 4896699

Telephone No.: +91 124 4896670

E-mail: Kailash@renewpower.in

If to the Trustee:

HSBC Bank USA, National Association

Issuer Services

452 Fifth Avenue

New York, NY 10018

United States of America

Attention: Client Service Delivery

Facsimile No.: +1 212 525 1300

Email: CTLANYDealManagement@us.hsbc.com

The Issuer or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and when such notice is delivered to DTC, if such notice is delivered in accordance with the applicable rules and procedures of DTC.

Any notice or communication to a Holder will be (i) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Register or (ii) delivered in accordance with the applicable rules and procedures of DTC. Failure to mail or deliver a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02 [Reserved].

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance satisfactory to the Trustee (which must include the statements set forth in Section 13.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which must include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders.

No incorporator, promoter, director, officer, employee or stockholder of the Issuer, as such, will have any liability for any obligations of the Issuer under the Notes, this Indenture, the Security Trustee Agreement, the Escrow Account Agreement, the Collateral Documents or the Security Sharing Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under United States federal securities laws.

Section 13.07 Governing Law.

The laws of the State of New York will govern and be used to construe this Indenture and the Notes.

Section 13.08 Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 13.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of signature pages of this Indenture by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original executed Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 [Reserved].

Section 13.14 Submission to Jurisdiction; Waiver of Jury Trial.

The Issuer hereby submits to the non-exclusive jurisdiction of the federal and state courts in the borough of Manhattan in the city of New York in any suit or proceeding arising out of or relating to this Indenture or the transactions contemplated hereby. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Indenture, the Notes and any of the transactions contemplated hereby or thereby in federal and state courts in the borough of Manhattan in the city of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer in any other jurisdiction. The Issuer irrevocably appoints Cogency Global Inc. at 10 E. 40th Street, 10th Floor, New York, NY 10016 as its authorized agent in the borough of Manhattan in the city of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Issuer, as applicable, by the person serving the same to the address provided in Section 13.01, shall be deemed in every respect effective service of process upon the Issuer, as the case may be, in any such suit or proceeding. The Issuer further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of three (3) years and one (1) month from the date of this Indenture.

Each party hereto hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Indenture, the Notes or the transactions contemplated hereby or thereby. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This Section 13.14 has been fully discussed by the Issuer and these provisions shall not be subject to any exceptions. The Issuer hereby further warrants and represents that it has reviewed this waiver with its legal counsel, and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or modifications to (or assignments of) this Indenture. In the event of litigation, this Indenture may be filed as a written consent to a trial (without a jury) by the court.

To the extent that the Issuer has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer irrevocably waives such immunity in respect of its obligations hereunder or under any Note.

[Signatures on following page]

Dated as of January 29, 2020

ReNew Power Private Limited
as Issuer

By:	/s/ Saketh Manikanta
	Name:	Saketh Manikanta
	Title:	Authorised Signatory

HSBC Bank USA, National Association as Trustee

By:	/s/ F. Acebedo
Name: F. Acebedo
Title: Vice President

Axis Trustee Services Limited as Security Trustee

By:	/s/ Kamal Kishor Paul
Name: Kamal Kishor Paul
Title: Senior Manager

EXHIBIT A

FORM OF GLOBAL NOTE

[FACE OF GLOBAL NOTE]

CUSIP: [75975A AA8 / Y7279W AA9]

ISIN: [US75975AAA88 / USY7279WAA90]

COMMON CODE: [210749918 / 210750126]

5.875% Senior Secured Notes due 2027

No. [●]	US$[●]

RENEW POWER PRIVATE LIMITED

promises to pay to Cede & Co. or registered assigns, the principal sum of US$[●] (or such lesser or greater amount indicated in Schedule A—Changes in Amount of Interests in the Global Note) on March 5, 2027.

Interest Payment Dates: January 29 and July 29 of each year; provided, that, the last interest payment will be made on the Maturity Date.

Record Dates: January 14 and July 14 immediately preceding an Interest Payment Date; provided, that, the Record Date for the last Interest Payment Date will be February 19, 2027.

Dated: [●]

IN WITNESS WHEREOF, ReNew Power Private Limited has caused this instrument to be duly executed.

ReNew Power Private Limited
as Issuer

By:
Name:
Title:

Certificate of Authentication

This is one of the 5.875% Senior Secured Notes due 2027 referred to in the within-mentioned Indenture.

HSBC Bank USA, National Association as Registrar

By:
Name:
Title:

[Back of Note]

5.875% Senior Secured Notes due 2027

[Insert the Regulation S Legend or the Rule 144A Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. ReNew Power Private Limited (the “Issuer”) promises to pay interest on the principal amount of this Note at 5.875% per annum. The Issuer will pay interest at 5.875% per annum from January 29, 2020 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semi-annually in arrears on January 29 and July 29 of each year (each, an “Interest Payment Date”), commencing July 29, 2020; provided that the last interest payment will be made on the Maturity Date. Interest on the Notes will be calculated on the basis of a three hundred and sixty (360) day year comprising twelve thirty (30) day months. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and interest at a rate that is 1% higher than the then applicable interest rate on the Notes.

(2) METHOD OF PAYMENT. The Issuer will pay interest on the Notes to Holders of record at the close of business on a Record Date, notwithstanding any transfer, exchange or cancellation thereof after a Record Date and prior to the immediately following Interest Payment Date. All payments on the Notes will be made in U.S. dollars in immediately available funds by the Issuer at the office or agency of the Issuer maintained for that purpose (which initially will be the specified office of the Paying Agent currently located at 452 Fifth Avenue, New York, NY 10018, United States of America) and the Notes may be presented for registration of transfer or exchange at such office or agency; provided that, at the option of the Issuer, payment of interest may be made by wire transfer.

(3) PAYING AGENT AND REGISTRAR. HSBC Bank USA, National Association will act as Paying Agent, Transfer Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE AND COLLATERAL DOCUMENTS. The Issuer issued the Notes under an Indenture dated as of January 29, 2020 (the “Indenture”) among the Issuer, the Trustee and the Security Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The obligation of the Issuer in respect to the Notes will be secured as provided in the Collateral Documents.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to July 29, 2022, the Issuer may on one or more occasions redeem the Notes, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes, plus the Applicable Premium, as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date. Neither the Trustee nor any of the Agents shall be responsible for verifying or calculating the Applicable Premium.

(b) At any time prior to July 29, 2022, the Issuer may on one or more occasions redeem up to 40.0% of the aggregate principal amount of the Notes at a redemption price of 105.875% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, with the net cash proceeds from one or more (x) Equity Offerings and/or (y) INVIT Offerings; provided, however, that:

(1) at least 60.0% of the aggregate principal amount of the Notes (excluding Notes held by the Issuer or any of its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the applicable redemption occurs within ninety (90) days of the date of the closing of the applicable Equity Offering or INVIT Offering, as the case may be.

(c) At any time on or after July 29, 2022, the Issuer may on any one or more occasions redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including), the applicable redemption date, if redeemed during the periods indicated below, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Period	Redemption Price
July 29, 2022 to January 28, 2024	104.406%
January 29, 2024 to January 28, 2025	102.938%
January 29, 2025 to January 28, 2026	101.469%
January 29, 2026 and thereafter	100.0%

(6) REDEMPTION FOR TAXATION REASONS.

(a) The Notes may be redeemed at the option of the Issuer, as a whole but not in part, upon giving not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Holders, the Paying Agent and the Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date (in each case, including any Additional Amounts) if, as a result of:

(1) any change in, or amendment to, the statutes, or treaties (or any regulations, ruling or protocols, or official administrative guidance having the force of law thereunder), of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, regulations, rulings, protocols or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced (i) with respect to the Issuer, on or after the Original Issue Date, or (ii) with respect to a surviving entity organized or resident for tax purposes in a jurisdiction that is not a Relevant Jurisdiction as of the Original Issue Date, on or after the date such surviving entity becomes such a surviving entity, with respect to any payment due or to become due under the Notes, the Issuer or the surviving entity, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Issuer or the surviving entity, as the case may be; provided that no such notice of redemption will be given earlier than ninety (90) days prior to the earliest date on which the Issuer or the surviving entity, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due; and provided further that where any such requirement to pay Additional Amounts is due to taxes imposed by India or any political subdivision or taxing authority thereof or therein, the Issuer or the surviving entity, as the case may be, will be permitted to redeem the Notes in accordance with the provisions hereof only if the rate of withholding or deduction in respect of which Additional Amounts are required is in excess of 5.0% (plus applicable surcharge and cess).

(b) Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer or the surviving entity, as the case may be, will deliver to the Trustee:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or the surviving entity, as the case may be, taking reasonable measures; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Jurisdiction of the Issuer or the surviving entity, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

(c) The Trustee shall be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above (and will not be responsible for any loss occasioned by acting in reliance on such certificate or opinion) in which event it will be conclusive and binding on the Holders. The Trustee has no duty to investigate or verify such certificate or opinion.

(d) Any Notes that are redeemed under Section 3.10 of the Indenture will be cancelled.

(7) REPURCHASE OF NOTES UPON A CHANGE OF CONTROL TRIGGERING EVENT.

(a) If a Change of Control Triggering Event occurs, each Holder will have the right to require the Issuer to redeem all or any part (equal to US$200,000 or an integral multiple of US$1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a purchase price in cash equal to 101.0% of the aggregate principal amount of the Notes (the “Change of Control Payment”) redeemed, plus accrued and unpaid interest, if any, on the Notes to be redeemed to (but not including) the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within ten (10) days following any Change of Control Triggering Event, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to redeem the Notes on the Change of Control payment date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

(b) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Indenture by virtue of such compliance.

(c) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; and

(2) pay to the Holders an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered.

(d) The Issuer will provide to the Trustee the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable.

(f) The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all of the Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant Section 3.07 of the Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(g) The Trustee shall not be required to take any steps to ascertain whether any Change of Control Triggering Event has occurred and shall not be liable to any person for any failure to do so.

(8) NOTICE OF REDEMPTION. Notices of redemption will be mailed by first class mail at least thirty (30) but not more than sixty (60) days before the applicable redemption date to the Trustee and each Holder at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of the Indenture.

(9) MANDATORY REDEMPTION. On March 5, 2023 (the “Mandatory Redemption Long-stop Date”), the Issuer must redeem the entire Amortization Amount of Notes at a redemption price equal to 100.0% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, to (but not including) such date, pro rata to the Holders on the immediately preceding Record Date; provided, however, that the Issuer may instead elect to fulfill its redemption obligation by redeeming the entire Amortization Amount of Notes at any one time on or after July 29, 2022, but in any event no later than the Mandatory Redemption Long-stop Date, at a redemption price equal to 100.0% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, to (but not including) the applicable redemption date (the actual date of redemption, the “Mandatory Redemption Date”), pro rata to the Holders on the immediately preceding Record Date, and the remainder of the Notes will become payable and will mature on the Maturity Date unless earlier redeemed pursuant to the terms thereof and this Indenture. The Issuer is not required to make any other mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to redeem the Notes as described under Section 4.10 and Section 4.16 of the Indenture.

For the purpose of this clause (9), references to “principal” shall, unless the context requires otherwise, be deemed to include any Amortization Amount and references to the “due date” for payment shall, unless the context requires otherwise, be deemed to include the Mandatory Redemption Date.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes shall be issued without coupons and only in denominations of US$200,000 in principal amount and integral multiples of US$1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer will not be required to exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer will not be required to exchange or register the transfer of any Notes for a period of fifteen (15) days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date. The Notes shall not be transferred to potential investors who are from a Restricted Jurisdiction, or are a Restricted Overseas Person.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make other changes that do not adversely affect the rights of any Holder.

(12) DEFAULTS AND REMEDIES. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h) of the Indenture) occurs and is continuing under the Indenture, the Trustee in its sole and absolute discretion or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in Section 6.01(g) or (h) of the Indenture occurs with respect to the Issuer or any of the Restricted Subsidiaries, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(13) TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No incorporator, promoter, director, officer, employee or stockholder of the Issuer, as such, will have any liability for any obligations of the Issuer under the Notes, the Indenture, the Security Trustee Agreement, the Escrow Account Agreement, the Collateral Documents or the Security Sharing Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under United States federal securities laws.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the Registrar.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

ReNew Power Private Limited

ReNew Hub, Commercial Block-1, Zone 6

Golf Course Road, DLF City Phase-V

Gurugram, 122009, Haryana, India

Attention: Mr. Kailash Vaswani

Facsimile No.: +91 124 4896699

Telephone No.: +91 124 4896670

E-mail: Kailash@renewpower.in

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                        to transfer this Note on the books of the Issuer. The agent may substitute another to act for him. The Transferee is not from a Restricted Jurisdiction (as defined in the Indenture), or a Restricted Overseas Person (as defined in the Indenture).

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF THE HOLDER TO ELECT PURCHASE

If you want to elect to have this Note redeemed by the Issuer pursuant to Section 4.10 or Section 4.16 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.16

If you want to elect to have only part of the Note redeemed by the Issuer pursuant to Section 4.10 or Section 4.16 of the Indenture, state the amount you elect to have redeemed:

US$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).
*

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

SCHEDULE A

CHANGES IN AMOUNT OF INTERESTS IN THE GLOBAL NOTE

The following changes in the aggregate principal amount of Notes represented by this Global Note have been made as a result of (i) redemptions of the Notes, (ii) exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note or (iii) exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note:

Date (stating reason for change in the Principal Amount)	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

HSBC Bank USA, National Association

Issuer Services

452 Fifth Avenue

New York, NY 10018

United States of America

Attention: Client Service Delivery

ReNew Power Private Limited

ReNew Hub, Commercial Block-1, Zone 6

Golf Course Road, DLF City Phase-V

Gurugram, 122009, Haryana, India

Attention: Mr. Kailash Vaswani

Re:     5.875% Senior Secured Notes due 2027

Reference is hereby made to the Indenture, dated as of January 29, 2020 (the “Indenture”), among, inter alios, ReNew Power Private Limited, as issuer (the “Issuer”), and HSBC Bank USA, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of US$         in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market, (ii) such Transferor does not know that the transaction was prearranged with a buyer in the United States, (iii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Regulation S Legend printed on the Global Note and/or the Definitive Note and in the Indenture and the Securities Act. The Transferee is not from a Restricted Jurisdiction (as defined in the Indenture), or a Restricted Overseas Person (as defined in the Indenture).

2. ☐ Check if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Note pursuant to Rule 144A. This Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Notes are being transferred to a Person that the Transferor reasonably believes is purchasing the Notes for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Rule 144A Legend printed on the Global Note and/or the Definitive Note and in the Indenture and the Securities Act. The Transferee is not from a Restricted Jurisdiction (as defined in the Indenture), or a Restricted Overseas Person (as defined in the Indenture).

3. ☐ Check if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Note pursuant to Rule 144. This Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act. The Transferee is not from a Restricted Jurisdiction (as defined in the Indenture), or a Restricted Overseas Person (as defined in the Indenture).

4. ☐ Check and complete if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Note pursuant to any provision of the Securities Act other than the ones mentioned above. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in a Global Note and Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States. The Transferee is not from a Restricted Jurisdiction (as defined in the Indenture), or a Restricted Overseas Person (as defined in the Indenture).

5. This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through DTC Account No. in the Global Note (CUSIP: ); or

(b)	☐ a Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through DTC Account No. in the Global Note (CUSIP: ); or

(b)	☐ a Definitive Note.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

HSBC Bank USA, National Association

Issuer Services

452 Fifth Avenue

New York, NY 10018

United States of America

Attention: Client Service Delivery

Facsimile No.: +1 212 525 1300

Email: CTLANYDealManagement@us.hsbc.com

ReNew Power Private Limited

ReNew Hub, Commercial Block-1, Zone 6

Golf Course Road, DLF City Phase-V

Gurugram, 122009, Haryana, India

Attention: Mr. Kailash Vaswani

Facsimile No.: +91 124 4896699

Telephone No.: +91 124 4896670

E-mail: Kailash@renewpower.in

Re:     5.875% Senior Secured Notes due 2027

(CUSIP                     ; ISIN                    ; Common Code                     )

Reference is hereby made to the Indenture, dated as of January 29, 2020 (the “Indenture”), among, inter alios, ReNew Power Private Limited, as issuer (the “Issuer”), and HSBC Bank USA, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of US$         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. ☐ Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Notes in an equal amount, the Owner hereby certifies that such Definitive Notes are being acquired for the Owner’s own account without transfer. The Definitive Notes issued pursuant to the Exchange will bear the [Regulation S Legend / the Rule 144A Legend] and will be subject to restrictions on transfer enumerated in the Indenture and the Securities Act.

2. ☐ Check if Exchange is from Definitive Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Notes for Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note is being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE

1.	The Owner owns and proposes to exchange the following:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through DTC Account No. in the Global Note (CUSIP ); or

(b)	☐ a Definitive Note.

2.	After the Exchange the Owner will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through DTC Account No. in the Global Note (CUSIP ); or

(b)	☐ a Definitive Note.

EXHIBIT D

FORM OF THE APPOINTMENT LETTER

January 29, 2020

HSBC Bank, National Association

Issuer Services

452 Fifth Avenue

New York, NY 10018

United States of America

Attention: Client Service Delivery

Re: 5.875% Senior Secured Notes due 2027 (the “Notes”)

Reference is hereby made to the Indenture, dated as of January 29, 2020 (the “Indenture”), among, inter alios, ReNew Power Private Limited, as issuer, and HSBC Bank USA, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

The Issuer hereby appoints HSBC Bank USA, National Association as the paying agent, registrar and transfer agent (the “Agents” and each an “Agent”) with respect to the Notes and each Agent hereby accepts such appointment. By accepting such appointment, each Agent agrees to be bound by and to perform the services with respect to itself set forth in the Indenture and the Notes, as well as the following terms and conditions to all of which the Issuer agrees and to all of which the rights of the holders from time to time of the Notes shall be subject:

(a) The Issuer, not later than 10:00 a.m. (London time) one (1) Business Day prior to each date on which a payment in respect of the Notes becomes due, shall (i) transfer (or cause to be transferred) to the Paying Agent, in the currency of United States dollars, immediately available funds in such amount as may be required for the purposes of such payment and (ii) notify the Paying Agent of such transfer. The Issuer shall procure that, not later than 10:00 a.m. (London time) on the second (2nd) Business Day immediately preceding each date on which any payment in respect of the Notes becomes due, the bank effecting payment for it confirms such payment by email to the Paying Agent (setting out the amount of interest to be paid by the Issuer). The Paying Agent shall not be bound to make payment until immediately available funds in such amount as may be required for the purpose of such payment have been received from the Issuer.

(b) Each Agent shall be entitled to the compensation agreed upon with the Issuer pursuant to the fee schedule signed by the Issuer and dated January 3, 2020 for all services rendered by it under the Indenture, and the Issuer agrees promptly to pay such compensation and to reimburse each Agent for its properly incurred out-of-pocket expenses (including fees and expenses of counsel) incurred by it in connection with the services rendered by it hereunder and under the Indenture and any actual or prospective claim, litigation, investigation or proceeding relation to any of the foregoing regardless of the form of action. The Issuer hereby agrees to indemnify each Agent and its officers, directors, agents, employees, representatives and any successors thereto for, and to hold it harmless against, any loss, liability, claim, damages, penalty, stamp or other similar taxes or expense (including properly incurred fees and expenses of counsel) incurred without gross negligence, willful misconduct or fraud on its part, arising out of or in connection with its acting duties and in connection with it as the Agents hereunder and under the Indenture. The obligations of the Issuer under this clause (b) shall survive the payment of the Notes, the termination or expiry of the Indenture or this letter and the resignation or removal of the Agents. Under no circumstances will the Agents be liable for any special, indirect, punitive, consequential loss or damage of any kind (inter alia, being loss of business, goodwill, opportunity or profit), whether or not foreseeable, even if advised of the possibility of such loss or damage and regardless of the form of action. The foregoing provisions shall survive the termination or discharge of the Indenture, repayment of the Notes and the termination, resignation or removal of each Agent.

(c) In acting under the Indenture and in connection with the Notes, each Agent is acting solely as agent of the Issuer and does not assume any fiduciary duty or obligation towards or relationship of agency or trust for or with any of the owners or holders of the Notes, except that all funds held by the Agents for the payment of principal interest or other amounts (including Additional Amounts) on the Notes shall, subject to the provisions of the Indenture, be held by the Agents and applied as set forth in the Indenture and in the Notes, but need not be segregated from other funds held by the Agents, except as required by law. The Agents shall not be liable to account for interest on any monies received by it pursuant to any of the provisions of the Indenture or the Notes.

(d) Each Agent may consult with counsel, independent accountants or other professional advisors satisfactory to it and any advice or written opinion of such counsel, independent accountants or other experts shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the Indenture in good faith and in accordance with such advice or opinion.

(e) Each Agent shall give the Trustee written notice of any failure by the Issuer to make any payment of the principal, or premium or interest on, the Notes and any other payments to be made on behalf of the Issuer under the Indenture, when the same shall be due and payable and at any time during the continuance of any such failure each Agent will pay any such sums so held by it to the Trustee upon the Trustee’s written request.

(f) Each Agent shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement, opinion, entitlement order, approval or other paper or document (whether provided in original, facsimile, email or other form of electronic or data transmission) reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties, without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. If any Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Issuer or any other person which, in its opinion, conflict with its rights or obligations under this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdiction.

(g) Each Agent and any of its Affiliates, in its individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Issuer with the same rights that it would have if it were not an Agent and may engage or be interested in any financial or other transaction with the Issuer, and may act on, or as depository, trustee or agent for, any committee or body of holders of Notes or other obligations of the Issuer, as freely as if it were not an Agent and that such Agent and its Affiliates shall not be under any obligation to monitor any conflicts of interest, if any, which may arise between each of themselves and such other parties and nothing herein shall obligate any Agent to account for any profits earned from any business or transactional relationship.

(h) No Agent shall be under any liability for interest on any monies received by it pursuant to any of the provisions of the Indenture or the Notes.

(i) Each Agent shall be obligated to perform such duties and only such duties as are specifically set forth in the Indenture and hereunder, and shall have no duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by this letter or the

Indenture. No implied duties or obligation shall be read against any Agent. No Agent shall be under any obligation to take any action under the Indenture or hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it. No Agent shall have any obligation to expend its own funds or otherwise incur any financial liability in the performance of its obligations hereunder or under the Indenture.

(j) Each Agent may at any time resign by giving written notice of its resignation to the Issuer and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be at least sixty (60) days after the date on which such notice is given unless the Issuer agrees to accept shorter notice. Upon receiving such notice of resignation, if required by the Indenture, the Issuer shall promptly appoint a successor agent by written instrument substantially in the form hereof in triplicate signed on behalf of the Issuer, one copy of which shall be delivered to the resigning Agent, one copy to the successor agent and one copy to the Trustee. Upon the effectiveness of the appointment of a successor agent, the resigning Agent shall have no further obligations under this letter or the Indenture.

Such resignation shall become effective upon the earlier of (i) the effective date of such resignation and (ii) the acceptance of appointment by the successor agent, as provided below. The Issuer may, at any time and for any reason, remove any Agent and appoint a successor agent, by written instrument in triplicate signed on behalf of the Issuer, one copy of which shall be delivered to each Agent being removed, one copy to the successor agent and one copy to the Trustee. Any removal of an Agent and any appointment of a successor agent shall become effective upon acceptance of appointment by the successor agent. Upon its resignation or removal, the resigning Agent, or the Agent being removed, as applicable, shall be entitled to the payment by the Issuer of its compensation for the services rendered hereunder and to the reimbursement of all properly incurred out-of-pocket expenses incurred in connection with the services rendered by it hereunder.

(k) The Issuer shall remove an Agent and appoint a successor paying agent if such Agent (i) shall become incapable of acting, (ii) shall be adjudged bankrupt or insolvent, (iii) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (iv) shall consent to, or shall have had entered against it a court order for, any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceedings commenced against it, (v) shall make a general assignment for the benefit of creditors or (vi) shall fail generally to pay its debts as they become due.

(l) Any successor agent appointed as provided herein shall execute and deliver to its predecessor and to the Issuer and the Trustee an instrument accepting such appointment (which may be in the form of an acceptance signature to the letter of the Issuer appointing such agent) and thereupon such successor agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as an Agent and such predecessor shall pay over to such successor agent all monies or other property at the time held by it hereunder.

Notwithstanding the above, the Issuer agrees with each Agent that if, no successor to such Agent has been appointed by the Issuer after thirty (30) days from the notice of resignation or removal, such retiring Agent may, on behalf of and at the expense of the Issuer, itself appoint a successor Agent or the retiring Agent or the Issuer, or the Holders may petition any court of competent jurisdiction for appointment of, as its successor Agent.

(m) Each Agent shall at all times be a financial institution which is authorized by law to exercise its respective powers and duties hereunder and under the Indenture.

(n) In acting under the Indenture and in connection with the Notes, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted or, to the extent permitted by applicable law at its option, shall reasonably promptly after making such payment return to the Issuer, the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant authorities for such amount. Each Agent will use reasonable efforts to cooperate with the Issuer to enable it to provide the Tax receipts or other evidence of payments referred in Section 2.14 of the Indenture.

(o) Each Agent shall treat all information relating to the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the transfer and disclosure by such Agent of any information relating to the Issuer to and between branches, subsidiaries, representative offices and affiliates of the Trustee, for confidential use in connection with the provision of any service under this letter and the Indenture. Each Agent and any such branch, subsidiary, representative office or affiliate may transfer and disclose any such information as required by any law, court regulator or legal process.

(p) The Issuer hereby irrevocably waives, in favor of each Agent, any conflict of interest which may arise by virtue of such Agent acting in various capacities under the Indenture and this letter or for other customers of such Agent. The Issuer acknowledges that each Agent and its Affiliates (together, the “Agent Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of such Agent acting as Agent hereunder, that such Agent may not be entitled to share with the Issuer. No Agent will disclose confidential information obtained from the Issuer (without its consent) to any of such Agent’s other customers nor will it use on the Issuer’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, the Issuer agrees that the Agent Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Indenture and this letter.

(q) Each Agent may act through its attorneys, delegates and agents and will not be responsible for the acts or omissions or misconduct or negligence of any attorney, delegate or agent appointed with due care by it hereunder or for supervising or monitoring the act or proceedings of such attorney, delegate or agent.

(r) Notwithstanding anything to the contrary hereunder or in the Indenture, no Agent shall be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of such Agent, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system, credit risks of clearing banks, agents or systems and any other market conditions affecting the execution or settlement of transactions or any event where, in the sole and absolute opinion of such Agent, performance of any duty or obligation under or pursuant to this letter would or may be illegal or would result in such Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which such Agent is subject.

(s) No Agent is obliged to do or omit to do anything which in its reasonable opinion, would or may be illegal or would constitute a breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which such Agent is subject.

(t) Each Agent shall, on demand by the Trustee by notice in writing given to it and the Issuer at any time after an Event of Default has occurred, until notified by the Trustee to contrary, to the extent permitted by applicable law, deliver all monies, documents and records held by them in respect of the Notes to the Trustee or as the Trustee shall direct in such notice or subsequently, provided that this clause (t) shall not apply to any documents or records which such Agent is obliged not to release by any law or regulation to which it is subject. No Agent shall be deemed to have notice of any Event of Default, unless notified in writing of the same.

(u) Each Agent shall, on demand by the Trustee by notice in writing given to them and the Issuer at any time after the Event of Default or Default has occurred, until notified by the Trustee to the contrary, as far as permitted by applicable law act thereafter as agent of the Trustee under the Indenture and the Notes and act solely in accordance with the Trustee’s directions.

(v) The obligations hereunder of the Agents with respect to their respective duties as paying agent, transfer agent and registrar shall be several, not joint.

(w) Any notice or communication to the Agents shall be in the English language and will be deemed given when sent by facsimile transmission, with transmission confirmed. Any notice to the Agents will be effective only upon receipt. The notice or communication should be addressed to the Transfer Agent at HSBC Bank USA, National Association, 452 Fifth Avenue, New York, NY 10018, United States of America, facsimile: +1 212 525 1300, email: CTLANYDealManagement@us.hsbc.com; Paying Agent at HSBC Bank USA, National Association, 452 Fifth Avenue, New York, NY 10018, United States of America, +1 212 525 1300, email: CTLANYDealManagement@us.hsbc.com, and to the Registrar at HSBC Bank USA, National Association, 452 Fifth Avenue, New York, NY 10018, United States of America, +1 212 525 1300, email: CTLANYDealManagement@us.hsbc.com.

(x) Any notice to the Issuer or the Trustee shall be given as set forth in the Indenture.

(y) Any corporation into which any Agent may be merged or converted or any corporation with which any Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which any Agent shall be a party or any corporation succeeding to the business of any Agent shall be the successor to such Agent hereunder (provided that such corporation shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

(z) Any amendment, supplement or waiver under Sections 9.01 and 9.02 of the Indenture that adversely affects the Agents shall not affect the rights, powers, obligations, duties, limitations of liability or immunities of the Agents unless the Agents have consented thereto.

(aa) The Agents and the Issuer agree that the provisions of Sections 13.07 and 13.14 of the Indenture shall apply hereto, mutatis mutandis.

(bb) This letter may be executed in counterparts, each of which shall be an original which together shall constitute one and same instrument.

(cc) Any funds held by the Paying Agent are held as banker and not subject to the relevant United Kingdom Financial Conduct Authority’s Client Money Rules.

(dd) Notwithstanding anything contained herein to the contrary, the Issuer hereby irrevocably agrees that any and all of the rights and obligations of any Agent, any immunities and protections granted to the Agents and, to the extent applicable, the obligations of the Issuer toward any Agent set forth in the Indenture shall be deemed to have been included in this letter.

(ee) The agreement set forth in this letter shall be construed in accordance with and governed by the laws of the State of New York and in conjunction with the Indenture contains the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this letter.

[Signature Pages Follow]

ReNew Power Private Limited
as Issuer

By:
Name:
Title:

Agreed and accepted:

HSBC Bank USA, National Association, as Paying Agent, Transfer Agent and Registrar

By:
Name:
Title:

Acknowledged by:

HSBC Bank USA, National Association

as Trustee

By:
Name:
Title:

EXHIBIT E

DESCRIPTION OF THE ORIGINAL COLLATERAL

Part A - Description of the Original Project Collateral

Sr. No.	Assets	Collateral Document	Timelines for creation and perfection of the Project Collateral
1.	A first-ranking pari passu mortgage over all immovable property of the Issuer in relation to the SECI II Project.	Equitable mortgage or such other form of mortgage as may be agreed with the Security Trustee	On or prior to the earlier of (i) two (2) months from the date on which a no-dues certificate is received from YES Bank Limited in relation to the letter of credit facility aggregating up to Rs. 12,340,300,000 availed by the Issuer from YES Bank Limited for the SECI II Project; and (ii) the Security Creation Date, except in relation to: (a) the revenue land in respect of the SECI II Project, which will be created and perfected on or prior to the later of (I) the Security Creation Date; and (II) ninety (90) days after the receipt of consent of the Government of Gujarat, the jurisdictional collector and any sub-lessor for the creation of such Lien and the empanelment of the Holders and the Hedge Counterparties (or, if permitted under the Gujarat Land Revenue Code, 1879 and any applicable rules and regulations thereunder, the Trustee acting on behalf of the Holders, or the Security Trustee acting on their behalf) with the Government of Gujarat; (b) the private land in respect of the SECI II Project, which will be created and perfected on or prior to the later of (I) the Security Creation Date; and (II) ninety (90) days from the date of completion of final mutation of the entire land in the name of the Issuer and the receipt of approval for conversion of land use in respect of the entire land; and (c) the power purchase agreement (including the receivables, rights and benefits thereunder), engineering,
2.	A first-ranking pari passu charge over all movable (tangible and intangible) assets and current assets, receivables, book-debts, cash flows and related accounts of the Issuer in relation to the SECI II Project, the escrow accounts established by the Issuer for deposit of the receivables in relation to the SECI II Project and the interest service reserve account created by utilizing such receivables.	Deed of hypothecation or such other security document as may be agreed with the Security Trustee
3.	A first-ranking pari passu charge over the rights and benefits of the Issuer under the project documents (including power purchase agreements, engineering, procurement and construction contracts, operation and maintenance contracts, clearances and authorizations, insurance contracts, letters of credit and performance bonds) in relation to the SECI II Project.	Deed of hypothecation along with a power of attorney or such other security document as may be agreed with the Security Trustee

E-1

Sr. No.	Assets	Collateral Document	Timelines for creation and perfection of the Project Collateral procurement and construction contracts (including the erection and commissioning, civil works, supply and services contracts), composite supply agreements, coordination agreements, land agreements, wrap agreements, development agreement and operations and maintenance contract for the SECI II Project, in respect of which the Issuer will take commercially reasonable steps to create and perfect such Lien on or prior to the Security Creation Date.

Part B - Description of the Original Pledge Collateral

Sr. No.	Assets	Collateral Document	Timelines for creation and perfection of the Project Collateral
1.	Pledge of (i) such number of equity shares and redeemable preference shares of ReNew Power Services Private Limited that are released from the Lien created for the benefit of the holders of the 6.45% U.S. dollar denominated green bonds aggregating to USD 300 million issued by the Issuer in September, 2019 and related hedge counterparties, following the testing of the stipulated security coverage ratio in relation to such bonds and related hedging arrangements, which occurs immediately after the Closing Date, and proposed to be pledged for the benefit of the Holders; and (ii) such number of equity shares and redeemable preference shares of ReNew Power Services Private Limited held by the Issuer that are as of the date of creation of a Lien over such shares, free from any other Lien, and proposed to be pledged for the benefit of the Holders.	Share pledge agreement	On or prior to the Security Creation Date.

E-2